UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Popular, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Popular, Inc. 2010 Proxy Statement	Event Date: May 4, 2010

Official notification of matters to be brought to vote at the Annual Meeting of Stockholders

Popular, Inc.
P.O. Box 362708
San Juan, Puerto Rico 00936-2708

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 4, 2010

To the Stockholders of Popular, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Popular, Inc. (the “Corporation”) for the year 2010 will be held at 9:00 a.m., local time, on May 4, 2010, on the third floor of the Centro Europa Building, 1492 Ponce de León Avenue, San Juan, Puerto Rico, to consider and act upon the following matters:

(1) To elect three directors assigned to “Class 2” of the Board of Directors of the Corporation for a three-year term and two directors assigned to “Class 1” for a two-year term;

(2) To amend Article Fifth of the Restated Certificate of Incorporation to eliminate the provision that the amount of authorized capital stock of any class or classes of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote;

(3) To amend Article Fifth of the Restated Certificate of Incorporation to increase the authorized number of shares of common stock, par value $0.01 per share (“Common Stock”), from 700,000,000 to 1,700,000,000;

(4) To provide an advisory vote related to the Corporation’s executive compensation program;

(5) To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Corporation for 2010;

(6) To approve the adjournment or postponement of the Meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Meeting to approve the proposal set forth in Item 2 or Item 3; and

(7) To consider such other business as may be properly brought before the Meeting or any adjournments thereof. At present, management knows of no other business to be brought before the Meeting.

Only stockholders of record at the close of business on March 5, 2010 are entitled to notice of and to vote at the Meeting.

We encourage you to attend the Meeting, but even if you cannot attend, it is important that your shares be represented and voted. Whether or not you plan to attend, please sign and return the enclosed proxy card so that the Corporation may be assured of the presence of a quorum at the Meeting. A postage-paid envelope is enclosed for your convenience. Remember that you may also vote by telephone or over the Internet. For further details and instructions on how to vote your shares, please refer to the enclosed proxy statement and proxy card.

In San Juan, Puerto Rico, on March      , 2010.

By Order of the Board of Directors,

SAMUEL T. CÉSPEDES
Secretary

POPULAR, INC. 2010 PROXY STATEMENT

Proxy Statement for the Annual Meeting of Stockholders to Be Held On May 4, 2010	1
About The Meeting	1
Principal Stockholders	3
Shares Beneficially Owned By Directors and Executive Officers of the Corporation	4
Section 16(A) Beneficial Ownership Reporting Compliance	5
Proposal 1: Election of Directors	6
Nominees for Election as Directors and Other Directors	7
Membership in Board Committees	11
Compensation of Directors	12
2009 Non-Employee Director Summary Compensation Table	12
Corporate Governance	13
Board of Directors Independence	13
Board Leadership Structure and Risk Oversight	13
Stockholder Communication with the Board of Directors	14
Standing Committees	14
Nomination of Directors	16
Code of Ethics	16
Executive Officers	17
Family Relationships	19
Other Relationships, Transactions and Events	19
Proposal 2: Amendment to Article Fifth of the Restated Certificate of Incorporation to Eliminate the Provision Requiring a Majority Vote to Increase or Decrease the Authorized Capital Stock	20
Proposal 3: Amendment to Article Fifth of the Restated Certificate of Incorporation of the Corporation to Increase the Authorized Number of Shares of Common Stock	21
Proposal 4: Advisory Vote Related to Executive Compensation	22
Proposal 5: Ratification of Selection of Independent Registered Public Accounting Firm	23
Disclosure of Auditors’ Fees	23
Audit Committee Report	24
Executive Compensation Program	25
Report of the Compensation Committee	25
Compensation Discussion and Analysis	26
Summary Compensation Table	34
Grants of Plan-Based Awards	35
Outstanding Equity Awards at Fiscal Year End	36
Option Exercises and Stock Vested Table for 2009	36
Post-Termination Compensation	37
Proposal 6: Adjournment or Postponement of Meeting	42
Proposals of Stockholders to be Presented at the 2011 Annual Meeting of Stockholders	42
Annex A	43

POPULAR, INC. 2010 PROXY STATEMENT

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Popular, Inc. (the “Corporation”) for use at the Annual Meeting of Stockholders of the Corporation (the “Meeting”) to be held on May 4, 2010, beginning at 9:00 a.m., local time, on the third floor of the Centro Europa Building, 1492 Ponce de León Avenue, San Juan, Puerto Rico, and at any postponements or adjournments thereof.

This Proxy Statement and the enclosed form of the proxy were first sent to stockholders on or about March 15, 2010.

ABOUT THE MEETING

What information is contained in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Meeting, the voting process, the Board of Directors of the Corporation (the “Board”), Board committees, the compensation of directors and executive officers and other required information.

What is the purpose of the Meeting?

At the Meeting, stockholders will act upon the matters outlined in the accompanying Notice of Meeting, including the election of five directors, the amendments to Article Fifth of the Restated Certificate of Incorporation to eliminate the provision that the authorized capital stock may be increased or decreased by a majority vote and to increase the number of authorized shares of common stock from 700,000,000 to 1,700,000,000, the advisory vote related to executive compensation, the ratification of the Corporation’s independent registered public accounting firm for 2010 and a proposal to approve the adjournment or postponement of the Meeting. In addition, management will report on the affairs of the Corporation.

What should I receive?

You should receive this Proxy Statement, the Notice of Annual Meeting of Stockholders, the proxy card and the Corporation’s 2009 annual report with the audited financial statements for the year ended December 31, 2009, duly certified by PricewaterhouseCoopers LLP, as independent registered public accounting firm.

How many votes do I have?

You will have one vote for every share of the Corporation’s common stock, par value $0.01 per share (“Common Stock”), you owned as of the close of business on March 5, 2010, the record date for the Meeting (the “Record Date”).

How many votes can all stockholders cast?

Stockholders may cast one vote for each of the Corporation’s [          ] shares of Common Stock that were outstanding on the Record Date. The shares covered by any proxy that is properly executed and received before 11:59 p.m. Eastern Time, the day before the Meeting will be voted. Shares voted in person may be voted until 9:00 a.m. on the day of the Meeting. Shares held under the Popular, Inc. Puerto Rico Savings and Investment Plan and the Popular, Inc. USA 401(k) Savings and Investment Plan may be voted by proxy properly executed and received before 11:59 p.m. Eastern Time on April 29, 2010.

How many votes must be present to hold the Meeting?

A majority of the votes that can be cast must be present either in person or by proxy to hold the Meeting. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of determining whether the majority of the votes that can be cast are present. A broker non-vote occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter. Votes cast by proxy or in person at the Meeting will be counted by Broadridge Financial Solutions, Inc., an independent third party. We urge you to vote by proxy even if you plan to attend the Meeting, so that we will know as soon as possible that enough votes will be present for us to hold the Meeting.

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What vote is required and how are abstentions and broker non-votes treated?

To be elected, directors must receive a majority of the votes cast (the number of shares voted FOR a director nominee must exceed the number of votes cast AGAINST the nominee). For additional information relating to the election of directors, see “Proposal 1: Election of Directors .” Broker non-votes will have the same effect as a vote against the nominee.

As to each proposal to amend Article Fifth of the Restated Certificate of Incorporation, the affirmative vote of the holders of two thirds of the outstanding shares is required. Therefore, broker non-votes and abstentions will have the same effect as a vote against the proposals to amend the Restated Certificate of Incorporation. For the advisory vote related to executive compensation, the ratification of the independent registered public accounting firm, the proposal to approve the adjournment or postponement of the Meeting, and any other item voted upon at the Meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will have the same effect as a negative vote and broker non-votes will not be counted in determining the number of shares necessary for approval.

Can I vote if I participate in an employee stock plan?

Your proxy card will serve to instruct the trustees or independent fiduciaries how to vote your shares in the Popular, Inc. Puerto Rico Savings and Investment Plan and the Popular, Inc. USA 401(k) Savings and Investment Plan.

How does the Board recommend that I vote?

The Board recommends that you vote FOR each nominee to the Board; FOR the amendment to Article Fifth of the Restated Certificate of Incorporation to eliminate the provision that the authorized capital stock of the Corporation may be increased or decreased by a majority vote; FOR the amendment to Article Fifth of the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 700,000,000 to 1,700,000,000; FOR the advisory vote related to executive compensation; FOR the ratification of the Corporation’s independent registered public accounting firm for the year 2010; and FOR the adjournment of postponement of the Meeting if necessary to approve the amendment to Article Fifth of the Restated Certificate of Incorporation.

How do I vote?

You can vote either in person at the Meeting or by proxy without attending the Meeting.

To vote by proxy, you must either

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope;

•	vote by telephone (instructions are on the proxy card); or

•	vote over the Internet (instructions are on the proxy card).

If you want to vote in person at the Meeting, and you hold your Common Stock through a securities broker or nominee (that is, in street name), you must obtain a proxy from your broker or nominee and bring that proxy to the Meeting.

To avoid delays in ballot taking and counting, and in order to ensure that your proxy is voted in accordance with your wishes, compliance with the following instructions is respectfully requested: when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor, please give full title. If shares are registered in the name of more than one record holder, all record holders must sign.

Who will bear the costs of soliciting proxies for the Meeting?

The cost of soliciting proxies for the Meeting will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited personally, by telephone or otherwise. The Board has engaged the firm of Georgeson, Inc. to aid in the solicitation of proxies. The cost is estimated at $7,500, plus reimbursement of reasonable out-of-pocket expenses.

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Directors, officers and employees of the Corporation may also solicit proxies but will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at the expense of the Corporation by brokers, nominees, custodians and other similar parties.

Can I change my vote?

Yes, you may change your vote. To do so, just send in a new proxy card with a later date, or cast a new vote by telephone or over the Internet, or send a written notice of revocation to the President or Secretary of Popular, Inc., (751), P.O. Box 362708, San Juan, Puerto Rico 00936-2708, delivered before the proxy is exercised. If you attend the Meeting and want to vote in person, you may request that your previously submitted proxy not be used.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate proxy card for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card that you receive.

Could other matters be decided at the Meeting?

The Board does not intend to present any business at the Meeting other than that described in the Notice of Meeting. The Board at this time knows of no other matters which may come before the Meeting and the Chairman of the Meeting will declare out of order and disregard any matter not properly presented. However, if any new matter requiring the vote of the stockholders is properly presented before the Meeting, proxies may be voted with respect thereto in accordance with the best judgment of proxy holders, under the discretionary power granted by stockholders to their proxies in connection with general matters.

What happens if the Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Electronic Delivery of Annual Meeting Materials

You will help the Corporation protect the environment and save postage and printing expenses in future years by consenting to receive the annual report and proxy materials via Internet. You may sign up for this service after voting on the Internet at www.proxyvote.com.

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PRINCIPAL STOCKHOLDERS

Following is the information with respect to any person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”) who is known to the Corporation to beneficially own more than five percent (5%) of the outstanding Common Stock.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership(1)	Percent of Class(2)
Wellington Management Company, LLP	47,754,863	7.47	%(3)
75 State Street Boston, MA 02109

(1) For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act.

(2) Based on 639,540,105 shares of Common Stock outstanding as of February 3, 2010.

(3) On February 12, 2010, Wellington Management Company, LLP (“Wellington”) filed a Schedule 13G/A with the Securities and Exchange Commission (“SEC”) reflecting their Common Stock holdings as of December 31, 2009. According to this statement, Wellington, in its capacity as investment advisor, may be deemed to beneficially own 47,754,863 of Common Stock which are held of record by Wellington clients.

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SHARES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS OF THE CORPORATION

The following table sets forth the beneficial ownership of the Corporation’s Common Stock and preferred stock as of February 3, 2010, for each director and nominee for director and each Named Executive Officer (“NEO”) defined as the executive officers included in the Summary Compensation Table included in the “Compensation Discussion and Analysis” section of this Proxy Statement and by all directors, executive officers, the Corporate Secretary and the Principal Accounting Officer as a group.

Common Stock

	Amount and Nature of
	Beneficial		Percent of
Name	Ownership(1)		Class
Alejandro M. Ballester	45,675	(2)	.01
Richard L. Carrión	3,376,263	(3)	.53
María Luisa Ferré	6,577,875	(4)	1.03
Michael T. Masin	93,440		.01
Manuel Morales Jr.	500,253	(5)	.08
Frederic V. Salerno	124,917		.02
William J. Teuber Jr.	82,677		.01
Carlos A. Unanue	930,902	(6)	.15
José R. Vizcarrondo	530,802	(7)	.08
David H. Chafey Jr.	673,013		.11
Jorge A. Junquera	647,969	(8)	.10
Carlos J. Vázquez	522,693	(9)	.08
Brunilda Santos de Álvarez	161,790		.03
All directors, executive officers, the Corporate Secretary and the Principal Accounting Officer as a group (17 persons as a group)	14,561,758		2.28

Preferred Stock

			Amount and Nature of Beneficial		Percent
Name		Title of Security	Ownership(1)		of Class

María Luisa Ferré	8.25%	Preferred Stock	4,175	(10)	.37

All directors, executive officers, Corporate Secretary and the Principal Accounting Officer as a group (17 persons as a group)	8.25%	Preferred Stock	4,175		.37

  (1) For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Therefore, it includes the number of shares of Common Stock that could be purchased by exercising stock options that were exercisable as of February 3, 2010 or within 60 days after that date, as follows: Ms. Ferré, 16,122; Mr. Morales, 16,122; Mr. Salerno, 6,058; Mr. Vizcarrondo, 1,274; Mr. Chafey, 206,106; Mr. Junquera, 181,374; Ms. Santos de Álvarez, 92,747; and Mr. Vázquez, 221,762, which represent 831,030 shares for all directors, executive officers, the Corporate Secretary and the Principal Accounting Officer as a group. Also, it includes shares granted under the Popular, Inc. 2004 Omnibus Incentive Plan and the Senior Executive Long-Term Incentive Plan, subject to transferability restrictions and/or forfeiture upon failure to meet vesting conditions, as follows: Mr. Carrión, 129,997; Ms. Ferré, 49,348; Mr. Masin, 63,440; Mr. Morales, 74,846; Mr. Salerno, 86,398; Mr. Teuber, 80,397; Mr. Vizcarrondo, 48,254; Mr. Chafey, 46,523; Mr. Junquera, 34,117; Ms. Santos de Álvarez, 18,609; and Mr. Vázquez, 11,630, which represent 675,081 shares for all directors, executive officers, the Corporate Secretary, and the Principal Accounting Officer as a group.

4 POPULAR, INC. 2010 PROXY STATEMENT

As of February 3, 2010, there were 639,540,105 shares of Common Stock outstanding and 1,120,665 shares of 8.25% Non-Cumulative Monthly Income Preferred Stock, 2008 Series B, outstanding.

  (2) This amount includes 17,037 shares owned by his wife and children.

  (3) Mr. Carrión owns 1,473,779 shares and also has indirect investment power over 56,887 shares owned by his children and 34,077 shares owned by his wife. Mr. Carrión has 1,070,774 shares pledged as collateral. Mr. Carrión, has a 17.89% ownership interest in Junior Investment Corporation, which owns 10,125,882 shares of which 1,811,520 are included in the table as part of Mr. Carrión’s holdings. Junior Investment Corporation has 4,633,796 shares pledged as collateral.

  (4) Ms. Ferré has direct or indirect investment and voting power over 6,577,875 shares. Ms. Ferré owns 56,355 shares and has indirect investment and voting power over 3,081,082 shares owned by FRG, Inc., 437,400 shares owned by The Luis A. Ferré Foundation, 2,970 shares owned by RANFE, Inc., and 2,961,646 shares owned by El Día, Inc. All the shares owned by The Luis A. Ferré Foundation have been pledged as collateral. Ms. Ferré’s husband owns 22,300 shares.

  (5) This amount includes 386,365 shares owned by Mr. Morales’s mother over which he has voting power as attorney-in-fact.

  (6) This amount includes 757,312 shares held by Mr. Unanue’s mother over which Mr. Unanue disclaims beneficial ownership. Mr. Unanue has an 8.33% interest in Island Can Corporation of which he is General Manager and which owns 640,000 shares of which 53,312 are included in the table as part of Mr. Unanue’s holdings and over which he disclaims beneficial ownership.

  (7) This amount includes 278,629 shares owned by DMI Pension Trust and 35,000 owned by Forever Dependent, LLC where Mr. Vizcarrondo serves as trustee and member of the investment committee and over which he disclaims beneficial ownership.

  (8) This amount includes 24,868 shares owned by Mr. Junquera’s son and daughter over which he has voting power and disclaims beneficial ownership.

  (9) This amount includes 187,600 shares held by various family members over which Mr. Vázquez has investment authority.

  (10) The amount shown in the table reflects shares owned by her husband.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Corporation’s directors and executive officers to file with the SEC reports of ownership and changes in ownership of Common Stock. Officers and directors are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Corporation or written representations that no other reports were required, the Corporation believes that, with respect to 2009, all filing requirements applicable to its officers and directors were satisfied, except for the following reports which were filed late: two reports each covering one transaction by Ms. Ferré; one report covering two transactions by each of Mr. Bermúdez, Mr. Junquera and Mr. Vizcarrondo in connection with the Corporation’s Exchange Offer on August 20, 2009; and one report covering four transactions by Mr. Carrión, also in connection with the Exchange Offer.

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PROPOSAL 1: ELECTION OF DIRECTORS

The Restated Certificate of Incorporation and the Amended and Restated By-laws of the Corporation establish a classified Board pursuant to which the Board is divided into three classes as nearly equal in number as possible, with each class having at least three members and with the term of office of one class expiring each year. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected or until his or her successor has been duly elected and qualified. At the Meeting, three directors assigned to “Class 2” are to be elected to serve until the 2013 annual meeting of stockholders or until their respective successors shall have been duly elected and qualified. In addition, as described below, two directors assigned to “Class 1” are to be elected to serve until the 2012 annual meeting of stockholders or until their respective successors shall have been duly elected and qualified. The remaining four directors of the Corporation will continue to serve as directors, as follows: until the 2012 annual meeting of stockholders of the Corporation, in the case of the director assigned to “Class 1,” and until the 2011 annual meeting of stockholders, in the case of those three directors assigned to “Class 3,” or in each case until their successors are duly elected and qualified.

On January 26, 2010, Messrs. Juan J. Bermúdez and Francisco M. Rexach resigned as directors of the Corporation. Their resignation was effective immediately. They had been elected on May 1, 2009 for a three year term as Class 1 directors after the Corporation amended its Corporate Governance Guidelines to eliminate the prohibition on directors serving past age 72. The amendment was limited to Class 1 Directors with terms expiring in 2012 and was designed to provide continuity during a period of unprecedented economic turmoil. At that time, the Corporation disclosed that it was the intention of the Board to find suitable replacements for Messrs. Bermúdez and Rexach, both of whom are over 72, prior to the expiration of their terms. Messrs. Bermúdez and Rexach had each also indicated their intent to resign once the Board had identified suitable replacements.

On the same day that the resignation of Messrs. Bermúdez and Rexach was effective, the Board appointed Messrs. Alejandro M. Ballester and Carlos A. Unanue to fill the resulting vacancies. The Restated Certificate of Incorporation of the Corporation provides that directors elected by the Board to fill vacancies shall serve only until the next meeting of shareholders. Accordingly, Messrs. Ballester and Unanue will each stand for election at the Meeting as Class 1 Directors with terms expiring in 2012.

The persons named as proxies in the accompanying proxy card have advised the Corporation that, unless otherwise instructed, they intend to vote at the Meeting the shares covered by the proxies FOR the election of the five nominees named below, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares FOR the election of such substitute nominees as the Board may propose. The Corporation has no knowledge that any nominee will become unavailable for election.

The Corporation’s Amended and Restated By-Laws require that each director receive a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted FOR a director nominee must exceed the number of votes cast AGAINST that nominee). All nominees for election at the Meeting are currently serving on the Board. If stockholders do not elect a nominee who is serving as a director, Puerto Rico corporation law provides that the director would continue to serve on the Board as a “holdover director.” Under the Corporation’s Amended and Restated Bylaws and Corporate Governance Guidelines, an incumbent director who is not elected by a majority of the votes cast shall tender his or her resignation to the Board. In that situation, the Corporation’s Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision.

The Board met 21 times during 2009. All directors attended 82% or more meetings of the Board and the meetings of committees of the Board on which such directors served.

While the Corporation has not adopted a formal policy with respect to directors’ attendance at the meetings of stockholders, the Corporation encourages directors to attend such meetings. All of the Corporation’s directors plan to attend the 2010 Annual Meeting of Stockholders.

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Information relating to participation in the Corporation’s committees, principal occupation, business experience and directorship during the past five years (including positions held with the Corporation or its subsidiaries, age and the period during which each director has served in such capacity) is set forth below. Since January 2007, all of the Corporation’s directors are also directors of the following subsidiaries of the Corporation: Banco Popular de Puerto Rico (the “Bank”), Popular International Bank, Inc., Popular North America, Inc. and Banco Popular North America.

NOMINEES FOR ELECTION AS DIRECTORS AND OTHER DIRECTORS

Nominees for Election
Class 1 Directors
(terms expiring 2012)

NAME AND AGE	PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE, DIRECTORSHIPS AND QUALIFICATIONS

Alejandro M. Ballester, age 43 Member of the Board since 2010	President of Ballester Hermanos, Inc., a food and beverage distributor, since 2007 and Senior Vice President from 2005 to 2007. Member of the Board of Directors of the Government Development Bank for Puerto Rico and two of its affiliates since 2009.

Mr. Ballester has a comprehensive understanding of Puerto Rico’s consumer products and distribution industries acquired through 19 years of experience at Ballester Hermanos, Inc., a company dedicated to the importation and distribution of grocery products as well as beer, liquors and wine for the retail and food service trade in Puerto Rico. He is familiar with the challenges faced by family businesses, which constitute an important market segment for Popular’s commercial banking units. He has proven to be a successful entrepreneur establishing the food service division of Ballester Hermanos in 1999 which today accounts for 23% of the firm’s revenues. As a director of the Government Development Bank for Puerto Rico and member of its audit and investment committees, Mr. Ballester obtained experience in overseeing a variety of fiscal issues related to various government agencies, instrumentalities and municipalities. The Board understands that the experience, skills and understanding of the Puerto Rico economy and government financial condition acquired by Mr. Ballester will prove of great value to the Board.

Carlos A. Unanue, age 46 Member of the Board since 2010	President of Goya de Puerto Rico, Inc. since 2003 and of Goya Santo Domingo, S.A. since 1994, food processors and distributors.

Mr. Unanue has 24 years of experience at Goya Foods, Inc., a family business with operations in the United States, Puerto Rico, Spain and the Dominican Republic that is dedicated to the sale, marketing and distribution of Hispanic foodstuff as well as to the food processing and canned foodstuff manufacturing business. Through his work with Goya Foods, Mr. Unanue has developed a profound understanding of the Corporation’s two main markets, Puerto Rico and the United States. The Board understands that his experience in distribution, sales and marketing provide him with the knowledge and experience to contribute to the development of the Corporation’s business strategy while his vast experience in management at various Goya entities will allow him to make valuable contributions to the Board in its oversight functions.

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Nominees for Election
Class 2 Directors
(terms expiring 2013)

NAME AND AGE	PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE, DIRECTORSHIPS AND QUALIFICATIONS

Michael T. Masin, age 65 Member of the Board since 2007	Private investor since February 2008. Senior Partner of O’Melveny & Myers, LLP, a law firm, until February 2008. Vice Chairman and Chief Operating Officer of Citigroup from 2002 to 2004. Trustee and member of the Executive Committee of Weill Cornell Medical School since 2003. Trustee of the Weill Family Foundation since 2002.

Mr. Masin’s experience as Vice Chairman and Chief Operating Officer of Citigroup from 2002 to 2004 provides the Board and the Corporation access to an individual with a significant experience in governance, executive transition issues, management of financial institutions and a framework to address the complex challenges which financial institutions face. The knowledge and experience he obtained as Senior Partner of the international law firm O’Melveny & Meyers enriches the Board with practical know-how and legal skills that are useful in the discussion and evaluation of financial and general corporate affairs. Mr. Masin was also Vice Chairman and President of Verizon Communications, Inc. and served on the Board of Directors of a number of public companies, including Verizon’s predecessor, GTE Corporation. Mr. Masin also serves as Trustee of educational, philanthropic and charitable institutions in some of the principal markets served by the Corporation.

Manuel Morales Jr., age 64 Member of the Board since 1990	President of Parkview Realty, Inc. since 1985, the Atrium Office Center, Inc. since 1996, HQ Business Center P.R., Inc. since 1995, entities engaged in real estate leasing. Member of the Board of Trustees of Fundación Banco Popular, Inc. since 1981. Member of the Board of Trustees of the Caribbean Environmental Development Institute since 1994 and of Fundación Angel Ramos, Inc. since 1998.

Mr. Morales has been a director of the Bank, the Corporation’s main banking subsidiary, since 1978 and of the Corporation since 1990, and therefore brings to the Board the benefit of the institutional knowledge and prior experiences which are relevant to the Board’s decision making processes. He has been chairman of the Audit Committee of the Corporation. Throughout the years, he has demonstrated a firm commitment to the Corporation and has developed an intrinsic understanding of the Corporation’s core businesses, markets and areas of risks and opportunities. Mr. Morales’s experience in the management and ownership of various real estate leasing businesses in Puerto Rico gives him an in depth understanding of the economic conditions of a business segment that is important for the Corporation’s commercial banking division in Puerto Rico. Mr. Morales has served as Director and Chairman of the Board of the Puerto Rico Chamber of Commerce, Director of the Better Business Bureau and Trustee of some of the most renowned educational, philanthropic and charitable institutions in Puerto Rico, including the Bank’s philanthropic arm, Fundación Banco Popular, Inc.

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NAME AND AGE	PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE, DIRECTORSHIPS AND QUALIFICATIONS

José R. Vizcarrondo, age 48 Member of the Board since 2004	President, CEO and partner of Desarrollos Metropolitanos, L.L.C., a general construction company since 2004. Member of the Trust Committee of the Bank since 2004. Member of the Board of Directors of the Puerto Rico Chapter of the National Association of Home Builders since 2002. Member of the Board of Directors of Hogar Cuna San Cristóbal Foundation since 2002.

As President, CEO and partner of Desarrollos Metropolitanos, L.L.C., one of the principal companies dedicated to the development and construction of residential, commercial, industrial, and institutional projects in Puerto Rico, Mr. Vizcarrondo has developed extensive experience with respect to the business environment in Puerto Rico, particularly in the real estate and construction industries in which he has worked for the past 25 years. His knowledge of the construction industry is of benefit to the Board as it provides a better understanding of the real estate industry, which has experienced a material deterioration in recent years and represents a material risk to the Corporation. Mr. Vizcarrondo serves as Director of the Puerto Rico Chapter of the National Association of Home Builders, and therefore provides important experience regarding one of the key industries served by the Bank. He also serves as Director of the Hogar Cuna San Cristóbal Foundation, a provider of temporary housing to children who are candidates for adoption.

Class 3 Directors
(terms expiring 2011)

María Luisa Ferré, age 46 Member of the Board since 2004	President and CEO of Grupo Ferré Rangel since 1999 and FRG, Inc. since 2001, the holding company for El Día, Inc., and Editorial Primera Hora, Inc., Puerto Rico newspapers. Publisher and Chairwoman of the Board of Directors of El Día, Inc. and Editorial Primera Hora, Inc. since 2006. Member of the Board of Directors of El Nuevo Día, Inc. since 2003. President of Citi View Plaza Real Estate. President and Trustee of the Luis A. Ferré Foundation since 2003. Director and Vice-President of the Ferré Rangel Foundation since 1999.

Ms. Ferré is the President and CEO of Grupo Ferré Rangel, the largest communications and media group in Puerto Rico. Grupo Ferré Rangel also has a real estate division in Puerto Rico and the United States and a distribution company. She holds positions as director and officer of numerous entities related to the Grupo Ferré Rangel and is the Publisher and Chairwoman of the board of directors of the entity that publishes Puerto Rico’s most widely read and influential newspaper. As a result of these experiences, Ms. Ferré understands thoroughly the Corporation’s main market and has developed management and oversight skills which allow her to make significant contributions to the Board. She also provides thoughtful insight regarding the communication needs of the Corporation. She serves as Director and Trustee of philanthropic and charitable organizations related to fine arts and education.

9 POPULAR, INC. 2010 PROXY STATEMENT

NAME AND AGE	PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE, DIRECTORSHIPS AND QUALIFICATIONS

Frederic V. Salerno, age 66 Member of the Board since 2003	Member of the Board of Directors of National Fuel Gas Company since February 2008, CBS Corporation since 2007, Intercontinental Exchange, Inc. and Akamai Technologies, Inc. since 2001 and Viacom, Inc. since 1994. Former member of the Board of Directors of Gabelli Asset Management, Inc., Consolidated Edison, Inc. and Bear Stearns & Co., Inc.

Mr. Salerno devoted more than 37 years to the telecommunications industry. He has extensive experience as director of various public corporations in different industries related to telecommunications, Web operations, and global entertainment content, among others. He was the Vice Chair and Chief Financial Officer of Verizon Communications, Inc. As Chief Financial Officer of one of the premier communications companies in the United States, he developed financial expertise which he contributes to the Board and the Audit Committee of the Corporation of which he is currently the Chairman. As a result of his vast leadership experience, Mr. Salerno was recently named lead director of the Board.

William J. Teuber Jr, age 58 Member of the Board since 2004	Vice Chairman of EMC Corporation since 2006, Executive Vice President since 2001 and Chief Financial Officer from 1997 to 2006. Trustee of the College of the Holy Cross since September 2009.

Mr. Teuber has significant financial and financial reporting expertise, which he acquired as a Partner in Coopers & Lybrand LLP and as auditor and then as Chief Financial Officer of EMC Corporation, of which he is currently Vice Chairman. At EMC he demonstrated vast management and leadership skills as he led EMC’s worldwide finance operation and was responsible for all of its financial reporting, balance sheet management, foreign exchange, audit, tax, investment banking programs and information technology functions. Currently Mr. Teuber leads EMC’s worldwide sales and distribution operations which provides to the Board a unique global perspective.

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Class 1 Director
(terms expiring 2012)

NAME AND AGE	PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE, DIRECTORSHIPS AND QUALIFICATIONS

Richard L. Carrión, age 57 Member of the Board since 1990	Chairman of the Board since 1993. CEO of the Corporation since 1994 and President from 1991 to January 2009. Chairman of the Bank since 1993 and CEO since 1989. President of the Bank from 1985 to 2004. Chairman and CEO of Popular North America, Inc. and other direct and indirect wholly-owned subsidiaries of the Corporation. Director of the Federal Reserve Bank of New York since January 2008. Chairman of the Board of Trustees of Fundación Banco Popular, Inc. since 1982. Chairman and Director of Banco Popular Foundation, Inc. since 2005. Member of the Board of Directors of Verizon Communications, Inc. since 1995. Former member of the Board of Directors of Wyeth.

Mr. Carrión’s 34 years of banking experience, 25 at the head of the Corporation, Puerto Rico’s largest financial institution, has given him a unique level of knowledge of the Puerto Rico financial system. Mr. Carrión is a well recognized leader with a vast knowledge of the Puerto Rico economy, and is actively involved in major efforts impacting the local economy. His knowledge of the financial industry has led him to become a director of the Federal Reserve Bank of New York. He is also a Member of the Executive Board of the International Olympic Committee and Chairman of the International Olympic Committee Finance Commission. He also served as a Director of other publicly traded corporations such as Wyeth. Mr. Carrión is Chairman of the Fundación Banco Popular, Inc.

MEMBERSHIP IN BOARD COMMITTEES

▪ Member	▲ Chairman	Financial Expert

Corp. Gov. &
	Name	Audit	Compensation	Nominating	Risk

Class 1	Alejandro M. Ballester	▪		▪

Richard L. Carrión

	Carlos A. Unanue	▪			▪

Class 2	Michael T. Masin		▪	▪	▪

	Manuel Morales Jr			▲

	José R. Vizcarrondo		▪

Class 3	María Luisa Ferré		▲	▪	▪

	Frederic V. Salerno	▲		▪	▪

	William J. Teuber Jr	▪	▪		▲

11 POPULAR, INC. 2010 PROXY STATEMENT

COMPENSATION OF DIRECTORS

On July 14, 2004, the Board approved a compensation package for the non-employee directors of the Corporation based on recommendations from Watson Wyatt, outside consultants to the Board. Under the terms of the compensation package, each director receives an annual retainer of $20,000, while directors that are elected as chairmen of any Board committee receive an annual retainer of $25,000. The retainer may be paid in either cash or restricted stock under the 2004 Omnibus Plan, at the director’s election. The directors also receive an annual grant of $35,000 payable in the form of restricted stock under the 2004 Omnibus Plan. Such payments represent compensation for the twelve-month period commencing on the date of the annual meeting of stockholders.

In addition, during 2009 non-employee directors received $1,000 for each Board or committee meeting attended, payable in either cash or restricted stock at the director’s election. All restricted stock awards are subject to risk of forfeiture and restrictions on transferability until retirement of the director, when the awards become vested. Dividends paid on the restricted stock during the vesting period are reinvested in shares of Common Stock. All current members of the Board have elected to receive the annual retainer and meeting fees in restricted stock instead of cash.

The Corporation reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Corporation-related business expenses (including the travel expenses of spouses if they are specifically invited to attend the event for appropriate business purposes). The following table provides compensation information for the Corporation’s non-employee directors during 2009.

2009 NON-EMPLOYEE DIRECTOR SUMMARY COMPENSATION TABLE

				Non-Equity
				Incentive	Nonqualified
	Fees Earned	Stock	Option	Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)(a)	($)(b)	($)	($)	Earnings ($)	($)	Total ($)

Juan J. Bermúdez	$71,000	$35,000	-	-	-	-	$106,000
María Luisa Ferré	59,000	35,000	-	-	-	-	94,000
Michael T. Masin	65,000	35,000	-	-	-	-	100,000
Manuel Morales Jr.	59,000	35,000	-	-	-	-	94,000
Francisco M. Rexach Jr.	77,000	35,000	-	-	-	-	112,000
Frederic V. Salerno	82,000	35,000	-	-	-	-	117,000
William J. Teuber Jr.	76,000	35,000	-	-	-	-	111,000
José R. Vizcarrondo	57,000	35,000	-	-	-	-	92,000

(a) Represents the fees paid to non-employee directors for attending the Corporation’s Board and committee meetings and the annual retainer. The amount includes $431,000 (Mr. Bermúdez, $25,000; Ms. Ferré, $57,000; Mr. Masin, $65,000; Mr. Morales, $59,000; Mr. Rexach, $25,000; Mr. Salerno, $82,000; Mr. Teuber, $76,000; and Mr. Vizcarrondo, $43,000) which represents the cash value of the annual retainer and Board or committee meeting fees for those non-employee directors that elected to receive shares of restricted stock in lieu of a cash payment.

(b) Represents the payment of an annual grant of $35,000 payable in shares of restricted stock under the 2004 Omnibus Plan.

Effective June 9, 2004, each director not employed by the Corporation must own Common Stock with a dollar value equal to five times his or her annual retainer. Such an ownership level was required to be achieved by June 9, 2007 for directors serving on June 9, 2004 and within three years of being named or elected as a director for directors named or elected after June 9, 2004. Each director and nominee for director is currently in compliance with his or her Common Stock ownership requirements.

* * *

12 POPULAR, INC. 2010 PROXY STATEMENT

CORPORATE GOVERNANCE

The Corporation maintains a corporate governance section on its website www.popular.com, where investors may find copies of its principal governance documents. The corporate governance section of the Corporation’s website contains, among others, the following documents:

Code of Ethics
Audit Committee Charter
Corporate Governance & Nominating Committee Charter
Corporate Governance Guidelines
Compensation Committee Charter
Excessive or Luxury Expenditures Policy

BOARD OF DIRECTORS INDEPENDENCE

The Board has determined that the following directors have no material relationship with the Corporation and are independent under the director independence standards of The Nasdaq Stock Market, Inc. (“Nasdaq”).

Alejandro M. Ballester	María Luisa Ferré
Michael T. Masin	Manuel Morales Jr.
Frederic V. Salerno	William J. Teuber, Jr.
Carlos A. Unanue	José R. Vizcarrondo

The Corporation has a majority of independent directors. During 2009, the independent directors met in executive or private sessions without the Corporation’s management after every regularly scheduled Board meeting.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

The Corporation does not have a policy on whether the Chairman and Chief Executive Officer (“CEO”) positions should be separate or combined. Since 1994, Mr. Carrión has served as the Corporation’s Chairman and CEO. The Board believes that this leadership structure best serves the interests of the Corporation as it allows for a clearly defined leadership structure and for increased efficiency and a tighter leadership coordination. It also allows the CEO to work more closely and collegially with the members of the Board to establish the direction of the Corporation. The Board continually evaluates the Corporation’s leadership structure and could in the future decide not to combine the Chairman and CEO positions if it understands that doing so would serve the best interests of the Corporation.

On February 18, 2010, the Board amended its Corporate Governance Guidelines to require the designation of a lead director when the Chairman of the Board is not an independent director. The lead director is an independent director elected annually by a majority of the independent members of the Board. On February 18, 2010, Mr. Salerno was elected as the lead director of the Corporation. The Corporate Governance Guidelines provide that the lead director will have the following responsibilities:

•	preside over all meetings of the Board at which the Chairman is not present;

•	preside over executive sessions of the independent directors;

•	has authority to call meeting of independent directors;

•	act as the liaison between the independent directors and the Chairman of the Board and CEO;

•	ensure that independent directors have adequate opportunities to meet in executive sessions and communicate to the CEO, as appropriate, the results of such sessions and other private discussions among outside directors;

•	assist the Chairman and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board;

•	serve as the contact person to facilitate communications requested by major shareholders with independent members of the Board;

•	approve, in collaboration with the CEO, meeting agendas and information sent to the Board;

13 POPULAR, INC. 2010 PROXY STATEMENT

•	approve, in collaboration with the CEO, meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	serve temporarily as Chairman of the Board and the Board’s spokesperson if the Chairman is unable to act;

•	interview Board candidates; and

•	ensure the Board works as a cohesive team.

The Board has a significant role in the risk oversight of the Corporation. The Board has a Risk Management Committee that is responsible for the review, approval and monitoring of the Corporation’s risk management policies that measure, limit and manage the Corporation’s risks, while seeking to maintain the effectiveness and efficiency of the operating and business processes. The Committee also participates in the review and approval of the Corporation’s allowance for loan losses on a quarterly basis. In order to carry out its responsibilities, the Risk Management Committee regularly meets with management to assess the major risks of the Corporation, including credit, liquidity, market, strategic and operational risks. The Corporation’s Risk Manager as well as the CEO, President and Chief Operating Officer and Chief Financial Officer participate in the meetings of the Risk Management Committee and inform the Committee of specific risk analyses, as well as general business risks relating to the environment in which the Corporation operates and the Corporation’s general risk profile. After each meeting, the Risk Management Committee reports to the Board in full. Whenever it is deemed appropriate, management gives presentations to the Board in full in connection with specific risk related issues such as those related to compliance.

The Audit Committee assists the Board in the oversight of accounting and financial reporting principles and policies, internal controls and procedures, and controls over financial reporting. The Audit Committee reviews reports from management, independent auditors, internal auditors, compliance, legal counsel, regulators and outside experts, as considered appropriate, that include risks the Corporation faces and the Corporation’s risk management function. Internal Audit presents to the Audit Committee for evaluation and approval its annual risk assessment, which identifies the areas to be included in the annual audit plan. In connection with the oversight of internal controls over financial reporting, management keeps the Audit Committee informed of any notable deficiencies and material weaknesses. Any significant deficiencies and material weaknesses are reported to the full Board. The Audit Committee meets periodically with management to discuss risk related matters. After each meeting, the Audit Committee reports to the Board in full.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Any stockholder who desires to contact the Board or any of its members may do so by writing to: Popular, Inc., Board of Directors (751), P.O. Box 362708, San Juan, PR 00936-2708. Alternatively, a stockholder may contact the Corporation’s Audit Committee or any of its members telephonically by calling the toll-free number (866) 737-6813 or electronically through www.popular.com/ethicspoint-en. Communications received by the Audit Committee that are not related to accounting or auditing matters, may in its discretion be forwarded by the Audit Committee or any of its members, to other committees of the Board or the Corporation’s management for review.

STANDING COMMITTEES

The Board has standing Audit, Risk Management, Corporate Governance and Nominating and Compensation Committees, all of which operate under a written charter.

Audit Committee

The Audit Committee consists of three or more members of the Board. The members of the Audit Committee each have been determined by the Board to be independent as required by the director independence rules of Nasdaq.

Currently, the Audit Committee is comprised of four non-employee directors, all of whom are independent. The Audit Committee held eleven meetings during 2009. Earnings releases, Form 10-K and Form 10-Q filings were discussed in eight of such meetings.

The Audit Committee’s primary purpose is to assist the Board in its oversight of the accounting and financial reporting processes of the Corporation. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board on December 19, 2007.

14 POPULAR, INC. 2010 PROXY STATEMENT

         Audit Committee Financial Experts

The Board has determined that Frederic V. Salerno and William J. Teuber Jr. are financial experts as defined by Item 407(d)(5) of Regulation S-K, and are independent within the meaning of the director independence rules of Nasdaq. For a brief listing of Messrs. Salerno’s and Teuber’s relevant experience, please refer to the Board of Directors section.

Risk Management Committee

The Risk Management Committee consists of three or more members of the Board. The Risk Management Committee held ten meetings during 2009. The purpose of the Risk Management Committee is to assist the Board in the monitoring of policies and procedures that measure, limit and manage the Corporation’s risks while seeking to maintain the effectiveness and efficiency of the operating and businesses processes. It also assists the Board in the review and approval of the Corporation’s risk management policies and processes.

Compensation Committee

The Compensation Committee consists of three or more members of the Board, each of whom the Board has determined has no material relationship with the Corporation and each of whom is otherwise independent under the Nasdaq’s director independence rules. The Compensation Committee held six meetings during 2009. The purpose of the Compensation Committee is to discharge the Board’s responsibilities (subject to review by the full Board) relating to compensation of the Corporation’s NEOs and all other executive officers, evaluate compensation plans for senior executive officers and take any actions to ensure that such plans do not encourage them to take unnecessary and excessive risks that may threaten the value of the Corporation, and review and discuss with management the Corporation’s Compensation Discussion and Analysis and produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement.

         Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Corporation. No NEO of the Corporation served on any board of directors’ compensation committee of any other company for which any of the directors of the Corporation served as NEO at any time during 2009. Other than disclosed in the “Other Relationships, Transactions and Events” section, none of the members of the Compensation Committee had any relationship with the Corporation requiring disclosure under Item 404 of the SEC’s Regulation S-K.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of three or more members of the Board, each of whom the Board has determined has no material relationship with the Corporation and each of whom is otherwise independent under Nasdaq’s director independence rules. The Corporate Governance and Nominating Committee held four meetings during 2009.

The purpose of the Corporate Governance and Nominating Committee is as follows:

•	identify and recommend individuals to the Board for nomination as members of the Board and its committees;

•	identify and recommend individuals to the Board for nomination as CEO of the Corporation;

•	identify and recommend individuals to the Board for nomination as Chairman of the Corporation;

•	promote the effective functioning of the Board and its committees; and

•	develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, and review these principles at least once a year.

15 POPULAR, INC. 2010 PROXY STATEMENT

NOMINATION OF DIRECTORS

Under the Corporation’s Corporate Governance Guidelines, the Board should, based on the recommendations of the Corporate Governance and Nominating Committee, select new nominees for the position of independent director considering the following criteria:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business;

•	ability and willingness to commit adequate time to Board and committees matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Corporation; and

•	diversity of viewpoints, background, experience and other demographics factors.

The Corporate Governance and Nominating Committee does not have a specific diversity policy with respect to the director nomination process. Rather, the Committee considers diversity in the broader sense of how a candidate’s viewpoints, experience, skills, background and other demographics could assist the Board in light of the Board’s composition at the time.

The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders. There are no differences in the manner in which the Corporate Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Corporate Governance and Nominating Committee did not receive any recommendation for nomination from stockholders for the Meeting.

Stockholders who wish to submit nominees for director for consideration by the Corporate Governance and Nominating Committee for election at the Corporation’s 2011 annual meeting of stockholders may do so by submitting in writing advance notice to the Corporation of nominations not more than 180 days nor less than 90 days in advance of the anniversary date of the preceding year’s annual meeting. In the case of a special meeting or in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be delivered not earlier than the 15th day following the day on which notice is mailed, or a public announcement is first made by the Corporation of the date of such meeting. Under the Corporation’s Amended and Restated By-Laws, stockholder’s nomination must be accompanied by certain information, including the nominees’ names and a brief description of the nominees’ judgment, skills, diversity and experience with businesses and other organizations. Such information must be addressed to the Secretary of the Board of Directors (751) at Popular, Inc., 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico, 00918.

At its January 25, 2010 meeting, the Corporate Governance and Nominating Committee approved the nominations of Alejandro M. Ballester and Carlos A. Unanue for election at the Meeting as Class 1 directors. At its December 22, 2009 meeting, the Corporate Governance and Nominating Committee approved the nomination of Michael T. Masin, Manuel Morales Jr. and José R. Vizcarrondo for election at the Meeting as Class 2 directors.

CODE OF ETHICS

The Board has adopted a Code of Ethics (the “Code”) to be followed by the Corporation’s employees, officers (including the CEO, Chief Financial Officer and Corporate Comptroller) and directors to achieve conduct that reflects the Corporation’s ethical principles. Certain portions of the Code deal with activities of directors, particularly with respect to transactions in the securities of the Corporation and potential conflicts of interest. Directors, NEOs, executive officers and employees are required to be familiar with and comply with the Code. The Code provides that any waivers for NEOs, executive officers, or directors may be made only by the independent members of the Board and must be promptly disclosed to the stockholders. During 2009, the Corporation did not receive nor grant any request from directors, NEOs or executive officers for waivers under the provisions of the Code. The Code was last amended on July 17, 2009 and is available on the Corporation’s website, www.popular.com. The Corporation will post on its website any amendments to the Code or any waivers to the CEO, Chief Financial Officer, Corporate Comptroller or directors.

* * *

16 POPULAR, INC. 2010 PROXY STATEMENT

EXECUTIVE OFFICERS

The following information sets forth the names of the executive officers of the Corporation as of February 18, 2010, including their age, business experience and directorships during the past five years, and the period during which each such person has served as executive officer of the Corporation.

Richard L. Carrión, age 57

Chairman of the Board since 1993. CEO of the Corporation since 1994, and President from 1991 to January 2009. For additional information, please refer to the “Nominees for Election as Directors and other Directors” section of this Proxy Statement.

David H. Chafey Jr., age 56	President and Chief Operating Officer of the Corporation since January 2009. President of the Bank since 2004 and of Banco Popular North America since 2009. Senior Executive Vice President of Popular International Bank, Inc. since 1999 and Popular North America, Inc. since 2000, direct and indirect wholly-owned subsidiaries of the Corporation. Director of the Bank and other direct or indirect wholly-owned subsidiaries of the Corporation. Chairman and President of the PRITFF Family of Funds since 1999 and Chairman and President of the Popular Family of Funds since their inception in 2001. Member of the San Jorge Children’s Foundation, Inc. since 1998. Director of Visa International since 2004 and of Visa International for the Caribbean and Latin America since 1999. Member of the Advisory Committee of Colegio San Ignacio since 2005. Member of the Board of Trustees of Fairfield University since 2006.

Jorge A. Junquera, age 61

Senior Executive Vice President of the Corporation since 1997. Chief Financial Officer of the Corporation and the Bank and Supervisor of the Financial Management Group of the Corporation since 1996. President and Director of Popular International Bank, Inc., a direct wholly-owned subsidiary of the Corporation, since 1996. Director of the Bank until 2000 and from 2001 to present. Director of Popular North America, Inc. since 1996 and of other indirect wholly-owned subsidiaries of the Corporation. Director of YMCA since 1988. Director of La Familia Católica por la Familia en las Américas since 2001.

17 POPULAR, INC. 2010 PROXY STATEMENT

Amílcar Jordán, age 48

Executive Vice President of the Corporation since 2004. Supervisor in charge of the Corporate Risk Management Group since 2004. Senior Vice President and Comptroller of the Corporation from 1995 to 2004. Director of March of Dimes, Puerto Rico Chapter, since 2005.

Brunilda Santos de Álvarez, age 51

Executive Vice President of the Corporation since 2001. Chief Legal Officer of the Corporation since 1997. Secretary of the Board of Directors of Popular North America, Inc., and other direct or indirect wholly-owned subsidiaries of the Corporation. Secretary of the Board of Directors of the PRITIFF Family of Funds and of the Popular Family of Funds. Assistant Secretary of the Board of Directors of the Corporation and the Bank since May 1994. Ms. Santos de Álvarez retired effective March 1, 2010.

Elí Sepúlveda, age 47

Executive Vice President of the Corporation since February 2010 and of the Bank since December 2009. Supervisor in charge of the Commercial Credit Group in Puerto Rico and the United States since January 2010. Senior Vice President in charge of the Commercial Credit Division of the Bank from June 2008 to December 2009. President of Popular Auto, an indirect subsidiary of the Corporation, from 2004 to 2008.

Carlos J. Vázquez, age 51

Executive Vice President of the Corporation since February 2010 and from 1997 to April 2004. Senior Executive Vice President of the Bank since 2004. Supervisor in charge of Individual Credit Operations in Puerto Rico and Individual Banking in the United States. Director of Popular Securities, Inc. and other indirect wholly owned subsidiaries of the Corporation. Director of Teatro de la Ópera since 1997. Member of the Board of Trustees of Saint John’s School since 2005. Member of the Development Committee of Colegio San Ignacio since 2003.

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18 POPULAR, INC. 2010 PROXY STATEMENT

FAMILY RELATIONSHIPS

Mr. Richard L. Carrión, Chairman of the Board and CEO of the Corporation, is the uncle of Mr. José R. Vizcarrondo, a director of the Corporation.

* * *

OTHER RELATIONSHIPS, TRANSACTIONS AND EVENTS

During 2009, the Corporation engaged, in the ordinary course of business, the legal services of the law firm McConnell Valdés LLC, of which Mr. Samuel T. Céspedes, Secretary of the Board of Directors of the Corporation and the Bank, is a Senior Counsel. The fees paid to McConnell Valdés LLC for fiscal year 2009 amounted to approximately $1,468,947, which include approximately $11,941 paid by the Corporation’s clients in connection with commercial loan transactions. During 2009, the Corporation also engaged, in the ordinary course of business, the legal services of Pietrantoni Méndez & Álvarez LLP, of which Mr. Ignacio Álvarez and Mr. Antonio Santos, husband and brother, respectively, of Ms. Brunilda Santos de Álvarez, former Executive Vice President & Chief Legal Officer of the Corporation, are partners. The fees paid to Pietrantoni, Méndez & Álvarez LLP for fiscal year 2009 amounted to approximately $1,751,628, which include $582,508 paid by the Corporation’s clients in connection with commercial loan transactions and $40,789 paid by investment companies managed by the Bank. In addition, Pietrantoni Méndez & Álvarez LLP leases office space in the Corporation’s headquarters building, which is owned by the Bank, and engages the Bank as trustee of its retirement plan. During 2009, Pietrantoni Méndez & Álvarez LLP made lease payments to the Bank of approximately $953,513 and paid the Bank approximately $30,908 for its services as trustee. The engagement of the aforementioned law firms was approved by the Audit Committee, as required by the policy regarding the Procedural Guidelines with Respect to Related Person Transactions adopted by the Audit Committee of the Corporation on May 7, 2004 and amended on December 16, 2008 (the “Related Party Transactions Policy”).

In December 2005, the Bank entered into a commitment to contribute a total of $500,000 to the Fundación Luis A. Ferré during a period of five years in connection with the remodeling of the Ponce Museum of Art premises. The last payment in the amount of $100,000 was made in December 2009. María Luisa Ferré, a director of the Corporation, is the President and a Trustee of the foundation. During 2009, the Bank also made a contribution of $35,000 to the Fundación Luis A. Ferré in connection with the sponsorship of the Ponce Museum of Art Benefit Gala. These contributions were approved by the Audit Committee as required by the Related Party Transactions Policy.

In 2009, the Corporation and its subsidiaries contributed approximately $592,028 to Fundación Banco Popular, Inc. (the “Fundación”) in connection with the matching of employee contributions. The Fundación is a Puerto Rico not-for-profit corporation created to improve quality of life in Puerto Rico. As the Bank’s philanthropic arm it provides a scholarship fund for employees’ children, and supports education and community development projects. Richard L. Carrión (Chairman and CEO of the Corporation), David H. Chafey Jr. (President and Chief Operating Officer of the Corporation), Manuel Morales Jr. (director of the Corporation), and Alfonso Ballester, father of Alejandro M. Ballester, director of the Corporation, are members of the Fundación’s Board of Trustees. The Bank appoints five of the nine members of the Board of Trustees. The remaining four trustees are appointed by the Fundación. The Corporation provides significant human and operational resources to support the activities of the Fundación. The Bank and the Puerto Rico employees of the Corporation (through voluntary personal donations) are the main source of funds of the Fundación.

During 2004, the Banco Popular Foundation, Inc. (“Banco Popular Foundation”), an Illinois not-for-profit corporation, was created to strengthen the social and economic well-being of the communities served by Banco Popular North America. The Banco Popular Foundation is Banco Popular North America’s philanthropic arm and provides support to charitable organizations for community development and education. During 2009, Banco Popular North America made a contribution to the Banco Popular Foundation of $54,309 in connection with the matching of employee contributions. Richard L. Carrión (Chairman and CEO of the Corporation) and David H. Chafey Jr. (President and Chief Operating Officer) are members of the board of directors of the Banco Popular Foundation. Banco Popular North America provides significant human and operational resources to support the activities of the Banco Popular Foundation.

Certain directors and NEOs have immediate family members who are employed by subsidiaries of the Corporation. The compensation of these family members is established in accordance with the pertinent subsidiary’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Set forth below is information on those family members of directors and NEOs of the Corporation who are employed by the Corporation’s subsidiaries and received a total compensation in excess of $120,000 during 2009.

19 POPULAR, INC. 2010 PROXY STATEMENT

Two sons and a daughter-in-law of Francisco M. Rexach Jr., a director of the Corporation until January 26, 2010, are employed as Vice President of the Construction Loans Administration of the Bank, Project Coordinator of the Individual Lending Service Division of the Bank, and as Assistant Vice President of the Trust Division of the Bank, respectively, and received compensation during 2009 of an aggregate amount of approximately $213,573. The son of Manuel Morales Jr., a director of the Corporation, is employed as Senior Vice President of the System Development Division of EVERTEC, Inc. He received compensation in the amount of approximately $253,302 during 2009. A brother of José R. Vizcarrondo, a director of the Corporation, and nephew of Mr. Richard L. Carrión, is employed as Vice President in the Merchant Business Administration Division of the Bank and received compensation of approximately $192,239 during 2009. The disclosed amounts include payments of salary, bonus, incentives and the cash portion of the profit sharing plan. Other benefits and payments, such as the employer matching contribution under savings plans did not exceed $5,000.

In August 2009, the Bank sold to TP Two, LLC for $13.5 million part of the real estate assets and related construction permits that had been received from a Bank commercial customer as part of a workout agreement. José R. Vizcarrondo, who is currently a director of the Corporation and a nephew of the Corporation’s CEO, owns 33.3% of TP Two, LLC. The Bank received two offers from reputable developers and builders, and TP Two, LLC offered the higher bid amount. The sale price represented the value of the real estate according to an appraisal report that the Bank had on file. This transaction was approved by the Audit Committee as required by the Related Party Transactions Policy.

The Bank has had loan transactions with the Corporation’s directors and officers, and with their associates, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with third parties. The extensions of credit have not involved and do not currently involve more than normal risks of collection or present other unfavorable features.

* * *

PROPOSAL 2: AMENDMENT TO ARTICLE FIFTH OF THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE PROVISION THAT THE AUTHORIZED CAPITAL STOCK OF THE CORPORATION MAY BE INCREASED OR DECREASED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE STOCKHOLDERS ENTITLED TO VOTE

The Board recommends the approval by stockholders of the proposal to amend Article Fifth of the Corporation’s Restated Certificate of Incorporation to eliminate the provision that the authorized capital stock of any class or classes of stock of the Corporation may be increased or decreased by the affirmative vote of a majority of the stockholders entitled to vote. This change would be effective upon filing an amendment to the Restated Certificate of Incorporation with the Department of State of the Commonwealth of Puerto Rico. The text of the proposed amendment is set forth in Annex A to this Proxy Statement. Although the text in Annex A assumes the approval of the proposal to increase the authorized number of shares of Common Stock of the Corporation from 700,000,000 to 1,700,000,000 (see “Proposal 3: Amendment to Article Fifth of the Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock”), the amendment to eliminate the provision that the capital stock of the corporation may be increased or decreased by a majority vote, if approved by stockholders, will become effective, even if the other proposal to amend Article Fifth is not approved.

The Board believes it is appropriate at this time to eliminate the provision in Article Fifth that the authorized capital stock of the Corporation may be increased or decreased by the affirmative vote of a majority of the stockholders entitled to vote. The effect of this amendment would be to bring the voting provisions of Article Fifth under the general voting provisions in Article Tenth of the Corporation’s Restated Certificate of Incorporation, which require the affirmative vote of the holders of not less than two-thirds of the total number of outstanding shares of the Corporation to amend any provision of the Restated Certificate of Incorporation (except for the amendment to any provision of Article Tenth itself, which requires the affirmative vote of not less than 75% of the total number of outstanding shares of the Corporation). If approved, any changes in the authorized capital stock of any class or classes of stock of the Corporation would require the affirmative vote of the holders of two-thirds of the total number of outstanding shares of the Corporation.

The resolutions attached to this Proxy Statement as Annex A will be submitted for approval by stockholders at the Meeting. The affirmative vote of two-thirds of the holders of shares of Common Stock of the Corporation is necessary to adopt the proposed amendment in accordance with the terms of Article Tenth of the Restated Certificate of Incorporation. Proxies will be voted FOR the resolutions unless otherwise instructed by the stockholders. Broker non-votes and abstentions will have the same effect as votes cast against the proposed amendment. The Board has declared the desirability of the adoption of this amendment and recommends a vote FOR the resolutions.

20 POPULAR, INC. 2010 PROXY STATEMENT

PROPOSAL 3: AMENDMENT TO ARTICLE FIFTH OF THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board recommends the approval by stockholders of the proposal to amend Article Fifth of the Corporation’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Corporation. The proposed Amendment to Article Fifth would increase the number of authorized shares of Common Stock from 700,000,000 shares to 1,700,000,000 shares. This change would be effective upon filing an amendment to the Restated Certificate of Incorporation with the Department of State of the Commonwealth of Puerto Rico. The text of the proposed amendment is set forth in Annex A to this Proxy Statement.

Although the text in Annex A assumes the approval of the proposal to eliminate the provision that the authorized capital stock of the Corporation may be increased or decreased by the affirmative vote of a majority of the stockholders entitled to vote (see “Proposal 2: Amendment to Article Fifth of the Restated Certificate of Incorporation to Eliminate the Provision that the Authorized Capital Stock of the Corporation may be Increased or Decreased by the Affirmative Vote of a Majority of the Stockholders Entitled to Vote”), the amendment to increase the number of authorized shares of Common Stock, if approved by stockholders, will become effective, even if the other proposal to amend Article Fifth is not approved.

The Corporation’s financial performance continued to be under pressure during 2009 as a result of continued recessionary conditions in Puerto Rico and the United States. The economic pressure, capital and credit markets turmoil, and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected the financial services industry and the Corporation’s financial condition and results of operations, as well as its capital position. During 2009, the Corporation carried out a series of actions designed to improve its U.S. operations, address credit quality, contain controllable costs, maintain well-capitalized ratios and improve capital and liquidity positions. These actions included completion of an exchange offer which resulted in the issuance of over 357 million in new shares of Common Stock in exchange for preferred stock and trust preferred securities during the third quarter of 2009. As a result, as of February 19, 2010, the Corporation had 639,540,105 million shares issued and outstanding and approximately 36,913,613 shares available for issuance.

The Corporation’s management and the Board believe that it is important for the Corporation to have the flexibility to raise additional capital. As noted above, however, the Corporation has very few authorized but unissued shares currently available for issuance, other than shares reserved for other purposes. The Board therefore believes it is necessary for the Corporation to take steps now to authorize a sufficient number of additional shares to allow it to move promptly to raise additional capital in the short term and to provide additional shares for future issuances should further capital needs arise.

The Board believes that it is in the best interests of the Corporation and its stockholders that the Corporation have a sufficient number of authorized but unissued shares of Common Stock available for possible use in the future for:

•	capital raising transactions, including public or private placement offerings of Common Stock or securities convertible into Common Stock;

•	acquisitions and expansion opportunities that may arise;

•	general corporate needs, such as future stock dividends or stock splits; and

•	other proper purposes within the limitations of the law, as determined by the Board.

At this time, the Corporation has no specific commitments for the issuance of the additional shares of Common Stock for which authorization is solicited. If the proposed amendment is approved, all authorized and unissued shares of Common Stock would be available for issuance without further action by the stockholders except as otherwise limited by applicable law.

If additional shares of Common Stock are issued by the Corporation, it may potentially have an anti-takeover effect by making it more difficult to obtain stockholders’ approval of certain actions, such as a merger. Also, the issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and equity, and may have a dilutive effect on the voting power of existing stockholders if the preferential rights provided in Article Sixth of the Corporation’s Restated Certificate of Incorporation are waived by the Corporation’s Board, which may be done only with the unanimous approval of the Board. The terms of any Common Stock issuance will be determined by the Board and depend upon the purpose for the issuance, market conditions and other factors existing at the time. The increase in authorized shares of Common Stock has not been proposed in connection with

21 POPULAR, INC. 2010 PROXY STATEMENT

any anti-takeover related purpose and the Board and management have no knowledge of any current efforts by anyone to obtain control of the Corporation or to effect large accumulations of the Corporation’s Common Stock.

Under applicable Puerto Rico corporate law, stockholders of the Corporation are not entitled to appraisal rights with respect to the proposed amendment to Article Fifth of the Restated Certificate of Incorporation to increase the amount of authorized shares of Common Stock.

The resolutions attached to this Proxy Statement as Annex A will be submitted for approval by stockholders at the Meeting. The affirmative vote of two thirds of the holders of shares of Common Stock of the Corporation is necessary to adopt the proposed amendment in accordance with the terms of Article Tenth of the Restated Certificate of Incorporation. Proxies will be voted FOR the resolutions unless otherwise instructed by the stockholders. Broker non-votes and abstentions will have the same effect as votes cast against the proposed amendment. The Board has declared the desirability of the adoption of this amendment and recommends a vote FOR the resolutions.

* * *

PROPOSAL 4: ADVISORY VOTE RELATED TO EXECUTIVE COMPENSATION

In February 2009, Congress enacted the American Recovery and Reinvestment Act of 2009 (the “ARRA”). The ARRA imposes a number of requirements on financial institutions, such as the Corporation, that received an investment under the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program (“TARP”). One of the requirements is that at each annual meeting of stockholders during the period in which any obligation arising from TARP financial assistance remains outstanding, TARP recipients must allow a separate, nonbinding “say on pay” stockholder vote to approve the compensation of executives.

The Corporation’s overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement. These compensation policies and procedures promote a performance-based culture by providing for higher pay for superior performance, and align the interests of shareholders and executives by linking a substantial portion of compensation to the Corporation’s performance, without encouraging executives to take unnecessary and excessive risks.

These policies and procedures are also designed to attract and retain highly-talented executives who are critical to the successful implementation of the Corporation’s strategic business plan. The Corporation feels this compensation program, as described in the Compensation Discussion and Analysis of this Proxy Statement, is consistent with the goal of building long-term value for stockholders.

The Compensation Committee, which is comprised entirely of independent directors under Nasdaq’s director independence rules, oversees our executive compensation program and monitors our policies so they continue to emphasize pay-for-performance and incentive programs that reward executives for results that are consistent with stockholder interests.

This proposal gives you as a stockholder the opportunity to endorse or not endorse the Corporation’s executive pay policies and procedures through the following resolution:

“RESOLVED, that the stockholders approve the overall executive compensation policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement. “

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board unanimously recommends a vote FOR approval of the compensation policies and procedures employed by the Corporation as described in this Proxy Statement.

* * *

22 POPULAR, INC. 2010 PROXY STATEMENT

PROPOSAL 5: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board intends to retain the services of PricewaterhouseCoopers LLP as the independent public auditors of the Corporation for the year 2010. PricewaterhouseCoopers LLP has served as independent public auditors of the Bank since 1971 and of the Corporation since May 1991.

Neither the Corporation’s Restated Certificate of Incorporation nor its By-Laws require that the stockholders ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent auditors. If the shareholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may nonetheless retain such independent auditors. Even if the selection is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such change would be in the best interest of the Corporation and its stockholders.

Representatives of PricewaterhouseCoopers LLP will attend the Meeting and will be available to respond to any appropriate questions that may arise; they will also have the opportunity to make a statement if they so desire.

The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s auditors requires the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on that matter.

The Board recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2010.

DISCLOSURE OF AUDITORS’ FEES

The following is a description of the fees billed to the Corporation by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008

Audit Fees	$3,930,500	$4,563,000

Audit-Related Fees(a)	1,030,750	1,533,500

Tax Fees(b)	56,000	66,000

All Other Fees(c)	32,000	56,000

	$5,049,250	$6,218,500

(a) Includes fees for assurance services such as audits of pension plans, compliance-related audits, accounting consultations and SAS 70 reports.

(b) Includes fees associated with tax return preparation and tax consulting services.

(c) Includes software license fees.

The Audit Committee has established controls and procedures that require the pre-approval of all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP or another firm. The Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or permissible non-audit services. Under the pre-approval controls and procedures, audit services for the Corporation are negotiated annually. In the event that any additional audit services not included in the annual negotiation or permissible non-audit services are required by the Corporation, a proposed engagement letter is obtained from the auditor and evaluated by the Audit Committee or the member(s) of the Audit Committee with authority to pre-approve auditor services. Any decisions to pre-approve such audit and non-audit services and fees are to be reported to the full Audit Committee at its next regular meeting. The Audit Committee has considered that the provision of the services covered by this paragraph is compatible with maintaining the independence of the independent registered public accounting firm of the Corporation. During 2009, all auditor fees were pre-approved by the Audit Committee.

23 POPULAR, INC. 2010 PROXY STATEMENT

AUDIT COMMITTEE REPORT

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements of the Corporation for the fiscal year ended December 31, 2009 with management and PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” Finally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, as amended, “Independence Discussion with Audit Committees,” has considered whether the provision of non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the auditors’ independence, and has discussed with the independent registered public accounting firm its independence from the Corporation and its management. These considerations and discussions, however, do not assure that the audit of the Corporation’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), that the financial statements are presented in accordance with Generally Accepted Accounting Principles (“GAAP”) or that the Corporation’s registered public accountants are in fact “independent.”

As set forth in the Audit Committee Charter, the management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Furthermore, management and the Internal Audit Division are responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for auditing the Corporation’s financial statements and expressing an opinion as to their conformity with GAAP in the United States of America.

The members of the Audit Committee are not engaged professionally in the practice of auditing or accounting and are not employees of the Corporation. The Corporation’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures to set auditor independence standards.

Based on the Audit Committee’s consideration of the audited financial statements and the discussions referred to above with management and the independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee set forth in the Charter and those discussed above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Submitted by:

Frederic V. Salerno (Chairman)
Alejandro M. Ballester
Carlos A. Unanue
William J. Teuber Jr.

* * *

24 POPULAR, INC. 2010 PROXY STATEMENT

EXECUTIVE COMPENSATION PROGRAM

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and, based on that review and discussions, recommended to the Board that the following CD&A be included in this Proxy Statement.

In accordance with the requirements related to the Corporation’s participation in the United States Treasury Department’s Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”), the Compensation Committee certifies that it has reviewed with the Corporation’s Senior Risk Officer (“SRO”) the 2009 compensation arrangements for the Senior Executive Officers (“SEOs”) and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that may threaten the value of the Corporation. The Compensation Committee has also reviewed with the SRO the employee compensation programs in place during 2009, and has made reasonable efforts to limit any unnecessary risks these programs may pose to the Corporation, and eliminate any features of these programs that could encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee.

While that analysis revealed that the SEOs’ compensation arrangements and the employee compensation programs do not encourage them to take unnecessary or excessive risks or to manipulate reported earnings, the Corporation continues to enhance and strengthen the control framework surrounding all of its compensation programs. Some of the actions being taken include more extensive documentation of the compensation processes, as well as a formal mechanism to regularly review the adequacy of the incentive and compensation plans with the participation of the Corporation’s Risk Management and Finance Groups, among others.

The risk analysis performed with the SRO entailed the evaluation of the compensation and incentive plans for the operations of the Corporation and its subsidiaries, from which the Corporation selected those that could have the potential to promote excessive risk taking -mostly pertaining to credit related areas- for a more profound and detailed analysis. The review of the selected plans focused on those activities that, if incentivized directly or indirectly by the compensation plans and in the absence of effective risk management controls, could expose the Corporation to undesired levels of additional risks. These activities were: loan growth, sale of loans with recourse, sale of financial assets, increase in trading activity and boosting of net interest margin.

As mentioned above, the evaluation of the compensation programs revealed that they do not encourage SEOs or employees to take unnecessary and excessive risks that may threaten the value of the Corporation. The evaluation concluded that the compensation plans, in conjunction with internal controls, have distinct features that discourage and mitigate unnecessary or excessive risks, including a balance between cash-based short-term incentives and stock-based long-term incentives; thresholds and caps to limit payouts in any given year; mix of financial and non-financial components; balance between earnings and credit quality metrics; use of restricted stock with long vesting periods; and competitive base pay practices.

As part of the process to review the Corporation’s compensation plans with the SRO every six months, the Compensation Committee will analyze the 2010 incentive compensation arrangements as they are established and will continue to ensure that the Corporation complies with those provisions of the EESA or any other law or regulation related to compensation arrangements applicable to financial institutions participating in the CPP. The Compensation Committee retained the services of compensation consultant Pearl Meyer & Partners to assist in this endeavor, as well as in the evaluation of the review and analysis processes regarding the compensation plans performed by the SRO.

Submitted by:

María Luisa Ferré (Chairperson since January 2010)
Michael T. Masin
William J. Teuber Jr.
José R. Vizcarrondo

25 POPULAR, INC. 2010 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The past three years have been very difficult for the Corporation and the banking industry. The Corporation’s performance has been significantly influenced by the negative impact of the mortgage industry downturn and the economy in general. As a result, during these years the Corporation has taken significant measures, including the following:

•	exited sub-prime lending in the United States through the sale of loan portfolios and the discontinuation of the business of its subsidiary Popular Financial Holdings;

•	restructured the operations of E-LOAN;

•	reduced and substantially restructured the operations of its US banking subsidiary, Banco Popular North America, exiting non-core businesses;

•	consolidated branches at its Puerto Rico banking subsidiary, Banco Popular de Puerto Rico;

•	reduced and subsequently eliminated its quarterly dividend, and became a participant in the CPP; and

•	underwent a 24% headcount reduction — from 12,303 as of December 31, 2007 to 9,407 as of December 31, 2009.

Moreover, in order to comply with certain limits and restrictions concerning executive compensation throughout the period of time during which the Treasury Department owns the securities of the Corporation purchased under the CPP, the Corporation:

•	has in place incentive compensation programs for SEOs that do not encourage unnecessary or excessive risk;

•	suspended cash incentives for NEOs and other covered employees, and subjected the payment of any bonus or incentive compensation to those employees to a clawback provision under certain circumstances;

•	may grant incentives to NEOs solely in the form of restricted stock awards that require a minimum two-year service period and are subject to performance requirements and other limitations on transferability; and

•	will not deduct compensation related to certain executives in excess of $500,000 for federal income tax purposes, even if such compensation is “qualified performance-based compensation.”

Significantly, compensation for the Corporation’s NEOs (Richard L. Carrión, David H. Chafey Jr., Jorge A. Junquera, Carlos J. Vázquez and Brunilda Santos de Álvarez*) has declined during the last two years. Short-term incentives have decreased over time, and no restricted stock has been granted for the past three years. Moreover, in response to the continued decline in financial markets and the adverse impact of deteriorating economic conditions on the Corporation’s financial performance, during 2009 the Corporation also made several changes to its compensation program designed to produce significant cost savings, which included the following:

•	reduced annual salaries of executives ranging from 5% to 10% and eliminated certain perquisites such as country club memberships;

•	suspended payment of the 2008 cash performance bonus for NEOs;

•	suspended the Corporation’s matching contribution to the Puerto Rico and United States pre-tax defined contribution savings plans for all participating employees; and

•	suspended additional benefit accruals in the Banco Popular de Puerto Rico Retirement Plan, a non-contributory defined benefit retirement plan, and the related Benefit Restoration Plan, for all participating employees.

The Corporation’s management took the above steps after detailed consideration, recognizing that in the aggregate, they impacted the vast majority of the Corporation’s employees. These measures will be reviewed annually.

* Ms. Santos de Álvarez retired on March 1, 2010.

26 POPULAR, INC. 2010 PROXY STATEMENT

The Compensation Committee

Members and Role

The Compensation Committee establishes the Corporation’s general compensation philosophy and oversees the compensation program for the Corporation’s executive officers, including the NEOs. It also reviews and approves the overall goal and purpose of the Corporation’s incentive compensation system. The Compensation Committee currently has four members, each of whom during 2009:

•	had no material relationship with the Corporation or any of its subsidiaries, other than serving as a director;

•	was independent under the director independence rules of Nasdaq; and

•	was not an officer or employee of the Corporation or any of its subsidiaries.

The Compensation Committee acts pursuant to a written charter that was most recently amended on December 22, 2009, which is available on the Corporation’s website at www.popular.com. Under its charter, the Compensation Committee:

•	reviews and approves the corporate goals and objectives related to the CEO’s compensation, conducts the CEO’s annual performance review, and establishes the CEO’s compensation based on the annual performance review;

•	annually reviews with the CEO the performance of other NEOs;

•	reviews and approves compensation programs and awards applicable to NEOs and members of the Corporation’s senior management team, as well as the compensation structure for all other executives;

•	reviews with the CEO plans for executive officer development and succession;

•	recommends to the Board cash and equity-based plans in which NEOs participate;

•	at least every six months evaluates and reviews with the SRO the SEOs’ compensation plans and the employee compensation plans in light of the risks they may pose to the Corporation;

•	takes necessary actions to limit any risks identified as a result of the risk-related reviews; and

•	annually evaluates and reports to the Board of Directors on the Compensation Committee’s own performance.

Meetings

Each Compensation Committee meeting has an agenda established in accordance with the annual calendar set by the Compensation Committee Chair, after consultation with management. Additional discussion topics related to external or internal events are added to the agenda as they arise. The Compensation Committee receives and reviews materials in advance of each of its meetings, including information on management’s analyses and recommendations. Depending on the meeting’s agenda, those materials may include:

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	information on the NEOs’ stock ownership and option holdings;

•	tally sheets setting forth the NEOs’ total compensation, including base salary and incentives;

•	information regarding compensation programs and compensation levels at peer group of companies;

•	information on succession for key executive positions, including NEOs;

•	reports on human resources matters such as workforce composition, headcount, turnover, total compensation, other related costs and expenses, and training and development; and

•	information and recommendations provided by compensation consultants regarding executive compensation programs and pay levels.

27 POPULAR, INC. 2010 PROXY STATEMENT

During 2009, the Compensation Committee met six times. The CEO, the SRO and members of the People (Human Resources) Group attended portions of the meetings, where they presented background information, reports and proposals supporting the Corporation’s strategic objectives and other relevant evaluations, and answered questions posed by the Compensation Committee members. All discussions on decisions involving CEO compensation were made in executive session without the participation of the CEO or other members of management.

Process

In approving the compensation program for NEOs, the Compensation Committee considers pay levels and programs at comparable financial institutions (as described below in the section entitled “Benchmarking”), the Corporation’s short and long-term financial performance, the risks to the Corporation which may be posed by the compensation program and individual performance in order to develop a strong relationship among executive performance, compensation and shareholder returns.

Although the Compensation Committee exercises its independent judgment in reaching compensation decisions, it utilizes the advice provided by independent consultants, and by the Corporation’s People Group, the Chief Legal Officer, the Corporate Comptroller, the SRO and the CEO in assessing, designing and recommending compensation programs, plans and awards for NEOs. In particular:

•	commencing in 2010, independent consultant Pearl Meyer & Partners, retained by the Compensation Committee in January 2010, provides advice and support regarding the Corporation’s executive compensation program, including the appropriate structure in terms of incentive and compensation arrangements for executives who are covered by CPP-related restrictions, as well as a review of the compensation risk assessment process;

•	the People Group proposes the design and modifications to the NEO compensation programs, plans and awards;

•	the Chief Legal Officer counsels on legal matters regarding compensation programs;

•	the Corporate Comptroller evaluates and advises on the programs’ accounting and tax implications;

•	the SRO reviews with the Compensation Committee all risk-related aspects of the NEO incentive plans; and

•	the CEO works with the Compensation Committee in establishing individual and corporate performance objectives and targets for NEOs, and in reviewing the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. The CEO and the Compensation Committee also review the compensation programs to ensure that they are aligned with the Corporation’s strategic objectives.

Benchmarking

The Corporation periodically assesses the competitiveness of its pay practices for NEOs through internal staff research and external studies conducted by executive compensation consultants. In order to obtain a general understanding of current compensation practices of similarly situated companies, internal staff regularly reviews publicly available information of its peer financial institutions (e.g., proxies and executive compensation data provided by sources such as SNL Financial and Towers Watson). The Corporation also considers executive compensation information from the largest financial institutions in its headquarters market of Puerto Rico.

The Compensation Committee utilizes the information from internal and external analyses to set compensation levels so that NEO compensation falls generally within the desired range of comparative pay of the peer group companies when the Corporation achieves the targeted performance levels. An individual’s relative compensation with respect to the peer group will vary according to a number of circumstances, including the Corporation’s financial performance and individual qualifications and performance as assessed by the Compensation Committee.

2009 Decisions

In light of the Corporation’s financial results and the deepening economic crisis, a formal benchmarking process was not conducted or recommended for 2009, as compensation adjustments were not contemplated. Furthermore, the market pay

28 POPULAR, INC. 2010 PROXY STATEMENT

data of peer companies available during that period was generally not considered relevant in light of CPP-related requirements and the continued volatility in the financial industry.

For 2009, the peer group referenced for internal reviews remained unchanged from the prior year and comprised publicly-traded regional banks of comparable asset size and scope of financial services as follows:

Comerica Incorporated	Synovus Financial Corp.
Huntington Bancshares Incorporated	Union BanCal
M&T Bank Corporation	Zions Bancorporation
Marshall & Ilsley Corporation

2010 Decisions

In order to update its understanding of the Corporation’s executive compensation practices in the context of marketplace trends and arrangements in peer financial institutions, in January 2010 the Committee hired Pearl Meyer & Partners, an independent executive compensation consulting firm, to conduct a comprehensive review of the Corporation’s executive compensation program.

Pearl Meyer & Partners performed an analysis of pay practices at the Corporation’s peer companies in order to determine indicative levels of market pay for the Corporation’s NEOs. The peer group recommended by Pearl Meyer & Partners and approved by the Compensation Committee is comprised of 18 publicly traded financial institutions of comparable asset size, scope of financial services and geographic dispersion. The group is characterized by an average of $34.7 billion in assets (as of 9/30/09), 6,188 employees, and 322 branches (both as of 12/31/08). At the same time, the Corporation had assets of $35.6 billion, 10,387 employees, and 326 branches. The peers are:

Associated Banc-Corp	Huntington Bancshares Incorporated
BOK Financial Corporation	M&T Bank Corporation
City National Corporation	Marshall & Ilsley Corporation
Comerica Incorporated	New York Community Bancorp, Inc.
Commerce Bancshares, Inc.	People’s United Financial, Inc.
First BanCorp.	Synovus Financial Corp.
First Citizens BancShares, Inc.	TCF Financial Corporation
First Horizon National Corporation	Webster Financial Corporation
Hudson City Bancorp, Inc.	Zions Bancorporation

In addition, Pearl Meyer & Partners included data from other industry databases and surveys, including Mercer Financial Services Survey and Pearl Meyer & Partners’ own database of financial services companies’ proxy data. Data and competitiveness were assessed for base salary, cash incentives, total cash compensation, equity incentives and total direct compensation.

The review performed by the Compensation Committee’s consultant, including pay-performance comparisons between the Corporation and its peer group, revealed that total direct compensation of the Corporation’s NEOs was significantly lower than local and national industry peers. This finding, in conjunction with the Corporation’s reduction of perquisites and freeze of benefits in its retirement pension and pre-tax savings plans, had placed its executives in a low competitive position.

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Objectives of the Executive Compensation Program

The Corporation’s total compensation philosophy is designed to align pay with performance based on the individual’s contribution to the Corporation’s short-term results and long-term growth objectives, in a manner consistent with the goal of building long-term value for shareholders without encouraging executives to take unnecessary and excessive risks. Because of the general prohibition on bonuses and other incentive compensation under the CPP, for 2009 the Corporation was unable to award or pay some of the types of compensation that it typically would have paid or awarded to reward performance. Despite the prohibition on bonuses and other incentive compensation, the Corporation’s compensation program’s goals continue to be to:

•	promote shareholder returns by motivating high levels of executive performance;

•	attract and retain seasoned executives at competitive pay levels;

•	reward contributions and results in attaining key operating objectives over which the executives have control or influence;

•	encourage teamwork and collaboration among the executive team; and

•	promote appropriate behaviors among executives so that they are not motivated to take excessive risks.

The compensation analysis begins with a review of the Corporation’s strategic objectives and business plans, followed by an analysis of each NEO’s scope of responsibility, market competitive assessments of comparable positions at the peer institutions, and the relationship between pay and performance. The Compensation Committee evaluates whether the Corporation’s compensation programs meet the Corporation’s goals by monitoring engagement and retention of executives, and by assessing the relationship between company and individual performance and actual payouts, subject to CPP-related restrictions. Furthermore, the Compensation Committee monitors and evaluates whether the design of incentive plans fosters a mentality of prudent risk taking, sound business decisions and promotes the Corporation’s financial well being.

Compensation Consultant

As discussed above, in January 2010, the Compensation Committee retained the services of compensation consultant Pearl Meyer & Partners to review the Corporation’s executive compensation program in light of the CPP-related restrictions, as well as the process utilized for the compensation risk analysis. Pearl Meyer & Partners reports directly to the Compensation Committee and has no other relationship with and provides no other services to the Corporation. The compensation consultant’s findings were thoroughly reviewed and considered by the Compensation Committee for certain executive compensation modifications approved in February 2010.

Elements of Compensation

In light of the CPP-related restrictions, the 2009 compensation program for the Corporation’s NEOs was limited to base salary and restricted stock. Through 2008, the compensation program for the NEOs also included cash incentives and performance shares. However, in compliance with CPP-related requirements on executive compensation, these incentives for the NEOs and other highly compensated employees were eliminated during 2009.

Base Salary

Base salaries are generally designed to be competitive with comparable positions in peer group companies to provide fair compensation for their roles and enable the Corporation to attract and retain qualified executives. Base salaries vary based on the Compensation Committee’s assessment of the NEO’s qualifications, experience, responsibilities, leadership potential, individual goals, performance and competitive pay practices. Base salaries are reviewed annually, but are not necessarily increased.

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2009 Decisions

The Compensation Committee’s decisions for 2009 took into account the Corporation’s recent performance and the anticipated continued difficult economic environment for the Corporation and the banking industry in general, including credit difficulties and a continued recession in the Puerto Rico economy.

In February 2009, the Corporation’s management took several actions to generate cost savings due to the economic situation and the Corporation’s financial results. Among them, the Compensation Committee approved management’s recommendation for a 10% reduction in base salary for Mr. Chafey and a 7.5% reduction in base salary for the other NEOs, effective March 2009. Mr. Carrión’s base salary was reduced by 10% effective September 2005 and had not been increased since then. Base pay reductions were also implemented for the other executives (group heads and division managers) of the Corporation.

	2008	2009

David H. Chafey Jr. President & Chief Operating Officer	$767,250	$690,525

Jorge A. Junquera Senior Executive Vice President & CFO	$565,950	$523,500

Carlos J. Vázquez Executive Vice President	$480,000	$444,000

Brunilda Santos de Álvarez Executive Vice President	$400,000	$370,000

2010 Decisions

In connection with the Compensation Committee’s review of compensation trends, the marketplace, executive compensation arrangements of peer financial institutions and market conditions, and based on input from its compensation consultant, the Committee determined that retaining the NEOs’ reduced salaries was not appropriate given the restrictions limiting the payment of incentive compensation under the CPP. In order to enable the Corporation to continue to retain the key executives who are leading the Corporation through the challenging economic cycle and to more closely align the executives’ compensation with interests of shareholders, effective for the service period payable on March 5, 2010, the Committee approved reinstating the base salary reductions. Similar increases to compensate for prior base pay reductions were also granted to members of management other than NEOs. In addition, the Compensation Committee approved to formally incorporate into the NEOs’ base salaries the customary Christmas bonus (4.12% of base pay) provided by the Corporation each December to all of its Puerto Rico-based employees. These increases effectively restore base pay to the levels maintained in 2007. The Compensation Committee will continue to monitor economic conditions and market pay practices on an ongoing basis. The NEOs’ base pay after these modifications is as follows:

Base Salary

Richard L. Carrión Chairman & CEO	$855,833

David H. Chafey Jr. President & Chief Operating Officer	$799,219

Jorge A. Junquera Senior Executive Vice President & CFO	$589,532

Carlos J. Vázquez Executive Vice President	$500,000

Brunilda Santos de Álvarez Executive Vice President	$416,667

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Performance-based Incentive Compensation

Long-Term Restricted Stock

As permitted under the CPP, the Corporation’s incentive program for NEOs is solely in the form of restricted stock, thereby aligning executive performance with the Corporation’s long-term profitability and the optimal use of shareholder capital.

In accordance with CPP limitations, the NEOs are eligible for a long-term restricted stock grant of up to one-third of their total annual compensation. Such restricted stock requires a minimum service period of two years after the grant date and is subject to transferability restrictions thereafter, as required by EESA, so long as CPP obligations remain outstanding (shares may become transferable in 25% increments as the CPP funds are repaid by the Corporation).

The restricted stock awards to NEOs are approved by the Compensation Committee on a discretionary basis. In making these awards, the Compensation Committee takes into consideration several financial goals (including net income, credit quality, efficiency, liquidity and capitalization), as well as strategic and personal objectives (such as critical product or technology infrastructure development, achievement of business reorganization, and managerial and operational process improvements). Awards are subject to a clawback provision if they are found to have been based on any materially inaccurate performance metric criteria.

2009 Decisions

During 2009, no restricted stock awards were granted due to the Corporation’s financial performance and the continued economic instability.

2010 Decisions

In February 2010, the Corporation’s NEOs were awarded restricted stock consistent with the requirements of the TARP Interim Final Rule. The shares will vest (i.e., no longer be subject to forfeiture) on the second anniversary of the grant date, and they may become payable in 25% increments as the Corporation repays each 25% portion of the aggregate financial assistance received under the CPP, or upon completion of repayment of the CPP funds. In addition to the TARP restrictions, the grants are also subject to further performance criteria: the Corporation must achieve profitability for at least one fiscal year for awards to be payable.

The awards indicated below were determined by the Compensation Committee upon consideration of the NEOs’ execution of critical 2009 initiatives to manage the Corporation’s liquidity and capitalization, strategically reposition its United States operations, and improve management effectiveness and cost control.

Number of Shares

Richard L. Carrión Chairman & CEO	183,819

David H. Chafey Jr. President & Chief Operating Officer	176,284

Jorge A. Junquera Senior Executive Vice President & CFO	132,610

Carlos J. Vázquez Executive Vice President	112,433

Brunilda Santos de Álvarez Executive Vice President	93,694

Performance Shares

In 2007, the NEOs received performance share awards whose payout would be determined based on the Corporation’s return on equity during the three-year period ending on December 31, 2009. The aggregate NEO target award of 97,793 shares was forfeited due to the Corporation’s negative financial performance during the award period.

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Benefits and Perquisites

The Corporation’s NEOs participate in the same benefit programs as the Corporation’s general employee population. The NEOs are eligible for certain perquisites, which do not constitute a significant portion of their total compensation package. Such benefits are periodically reviewed based on market trends and regulatory developments. During 2009, perquisites, such as the use of company-owned automobiles, periodic comprehensive medical examinations and personal tickets to events sponsored by the Corporation or its subsidiaries, were offered on a limited basis to NEOs. Effective March 31, 2009, club memberships for NEOs and other executives were eliminated.

The Corporation previously had a corporate aircraft, which was used by the CEO primarily for business purposes. The aircraft was sold in 2009 to reduce corporate expenses.

The Corporation owns an apartment in New York City, which is used by the CEO primarily for business purposes during his frequent visits to New York in support of the Corporation’s United States operations and other company-related affairs.

For detailed information about the value of the NEOs’ personal benefits and perquisites, refer to the Summary Compensation Table.

Tax Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the U.S. Internal Revenue Code, as amended by Section 302 of the EESA, which provides that the Corporation may not deduct compensation of more than $500,000 that is paid to the CEO, CFO or the three other most highly compensated executive officers. It is the Compensation Committee’s intention to have applicable compensation payable to the NEOs be deductible for U.S. federal income tax purposes, unless there are valid compensatory reasons for paying non-deductible amounts in order to ensure competitive levels of total compensation.

In addition, for NEOs resident in Puerto Rico, compensation is deductible for income tax purposes if it is reasonable. It is the Compensation Committee’s intention to have compensation paid to the Corporation’s NEOs resident in Puerto Rico be deductible, unless there are valid compensatory reasons for paying non-deductible amounts in order to ensure competitive levels of total compensation.

Stock Ownership/Retention Requirements

The Corporation had stock ownership requirements applicable to NEOs, in effect since January 1, 2005, which required the CEO to own shares of Common Stock with an aggregate value equal to at least five times his base salary. NEOs David H. Chafey Jr., Jorge A. Junquera and Brunilda Santos de Álvarez were required to own Common Stock with an aggregate value equal to at least three times their base salary, while NEO Carlos J. Vázquez was required to own Common Stock with an aggregate value equal to at least one time his base salary.

The stock ownership requirements were suspended in September 2009 given the financial market instability and the volatility of the Corporation’s stock price. This measure will be reviewed periodically in light of economic conditions and emerging market practices.

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SUMMARY COMPENSATION TABLE

The following Summary Compensation Table outlines cash compensation awarded, the aggregate grant date fair value of stock and stock option awards granted, if any, during the fiscal year, accrued pension benefits and other non-cash compensation.

						Non-Equity	Change in
				Stock	Option	Incentive Plan	Pension	All Other
Name and Principal		Salary	Bonus	Awards ($)	Awards ($)	Compensation	Value	Compensation	Total
Position	Year	($)(a)	($)(b)	(c)	(d)	($)(e)	($)(f)	($)(g)	($)

Richard L. Carrión	2009	$741,600	$600	—	—	—	$49,146	$285,162	$1,076,508
Chairman and CEO	2008	741,600	31,060	—	—	—	318,816	304,146	1,395,622
	2007	741,600	31,055	—	—	$25,779	465,180	260,677	1,524,291

David H. Chafey Jr.*	2009	711,182	600	—	—	—	244,694	52,080	1,008,556
President & Chief	2008	761,885	32,109	—	—	—	911,342	97,556	1,802,892
Operating Officer	2007	697,500	29,198	—	—	374,694	757,508	81,197	1,940,097

Jorge A. Junquera	2009	534,932	600	—	—	—	17,877	22,717	576,126
Senior Executive	2008	563,876	23,766	—	—	—	72,718	55,979	716,339
Vice President & CFO	2007	539,000	22,638	—	—	153,487	—	55,096	770,221

Carlos J. Vázquez	2009	453,692	—	—	—	—	66,798	19,104	539,594
Executive Vice President

Brunilda Santos de	2009	378,077	600	—	—	—	138,010	9,638	526,325
Álvarez / Executive	2008	391,846	16,752	—	—	—	199,286	19,205	627,089
Vice President	2007	294,000	12,330	—	—	83,720	16,211	19,609	425,870

  * On January 9, 2009, Mr. Chafey was appointed President and Chief Operating Officer of the Corporation. During 2008, he served as Senior Executive Vice President.

(a) Includes salaries before deductions.

(b) As established by CPP restrictions, this year the Christmas bonus payment provided by the Corporation each December to all of its Puerto Rico-based employees was reduced to the maximum amount required by Puerto Rico law to be awarded to a regular employee. For previous years, the amount was equal to 4.2% of base pay in accordance with the general practice applicable to employees of the Corporation’s Puerto Rico companies.

(c) Restricted stock awards offered by the Corporation’s long-term incentive program were not granted during the period 2007-2009 as the Corporation did not achieve the threshold performance level for the corresponding fiscal years.

(d) Stock options were granted to some executives between 2002 and 2005. Since that time, no additional awards have been granted under this program.

(e) In 2009, based on CPP restrictions the compensation program for NEOs was limited to base salary and restricted stock. Non-equity compensation includes the short-term cash incentive related to 2007 performance.

(f) Present values for changes in pension value were determined using year-end Statement of Financial Accounting Standard No. 87 “Employers’ Accounting for Pensions” (“SFAS 87”) assumptions with the following exception: payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced. These vary for NEOs depending on their initial employment date. The earliest possible retirement age with unreduced benefits for Ms. Santos de Álvarez is the age of 60; for all other NEOs, the minimum age to receive retirement benefits with no reductions is 55. Also, in order to receive full benefits, each NEO must continue employment until his or her retirement date. Effective April 30, 2009, all additional benefit accruals under the retirement plan were frozen for the eligible participants.

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(g) All Other Compensation includes the Corporation’s matching contributions to the savings plans for all NEOs, the change in value of retiree medical insurance coverage for certain NEOs and the value of all perquisites if their aggregate value exceeds $10,000. The following table identifies the perks received by those NEOs with an aggregate value exceeding $10,000:

Brunilda
	Richard L.	David H.	Jorge A.	Carlos J.	Santos de
Types of Perquisites Received	Carrión	Chafey Jr.	Junquera	Vázquez	Álvarez

Non Work-related Security	x
Company-Owned Vehicle	x	x	x	x	x
Country Club Membership (Partial benefit during 2009)	x	x	x		x
Tickets to Sponsored Events	x	x	x
Executive Physical Exam		x	x

The incremental cost to the Corporation for Mr. Carrión’s personal security was $201,018.

The incremental cost to the Corporation for the use of company-owned vehicles by Messrs. Carrión, Chafey and Junquera was $66,624, $40,382 and $24,005, respectively.

Mr. Carrión’s responsibilities as CEO require frequent travel to New York City. For this purpose, the Corporation has maintained an apartment since 1987 that Mr. Carrión uses for business-related trips. The cost of the apartment to the Corporation during 2009 was approximately $50,700. Since this apartment is primarily used for business purposes, this amount is not included as additional compensation.

The following table shows the Corporation’s matching contributions under the Puerto Rico Savings and Investment Plan described in the Post-Termination Compensation section:

Corporation’s Match to Savings Plan ($)

Richard L. Carrión	$5,705
David H. Chafey Jr.	6,845
Jorge A. Junquera	5,353
Carlos J. Vázquez	10,800
Brunilda Santos de Álvarez	4,077

GRANTS OF PLAN-BASED AWARDS

Due to the Corporation’s financial performance during 2009, non-equity and equity incentive award opportunities were not achieved and no grants of plan-based awards were made.

35 POPULAR, INC. 2010 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information with respect to the value of all unexercised options and restricted stock previously awarded to the NEOs (based on the Corporation’s Common Stock price of $2.26 as of December 31, 2009).

Option Awards						Stock Awards
			Equity					Equity	Equity Incentive
			Incentive Plan					Incentive Plan	Plan Awards:
			Awards:					Awards:	Market or Payout
	Number of	Number of	Number of					Number of	Value of
	Securities	Securities	Securities			Number of		Unearned	Unearned
	Underlying	Underlying	Underlying	Option		Shares or	Market Value of	Shares, Units	Shares, Units or
	Unexercised	Unexercised	Unexercised	Exercise	Option	Units of Stock	Shares or Units of	or Other Rights	Other Rights
	Options	Options	Unearned	Price	Expiration	That Have Not	Stock That Have	That Have Not	That Have Not
Name	(#) Exercisable	(#) Unexercisable	Options (#)	($)	Date	Vested (#)	Not Vested ($)	Vested (#)	Vested ($)

Richard L. Carrión(1)	-	-	-	-	-	129,997	$293,793	31,344	$70,837

David H. Chafey Jr.	50,602	-	-	$14.42	2/14/2012	50,854	114,930	14,740	33,312

	78,196	-	-	$16.75	3/13/2013	-	-	-	-

	77,308	-	-	$24.05	1/16/2014	-	-	-	-

Jorge A. Junquera	44,530	-	-	$14.42	2/14/2012	37,293	84,282	11,391	25,744

	68,812	-	-	$16.75	3/13/2013	-	-	-	-

	68,032	-	-	$24.05	1/16/2014	-	-	-	-

Carlos J. Vázquez	37,952	-	-	$14.42	2/14/2012	11,630	26,284	10,870	24,566

	58,647	-	-	$16.75	3/13/2013	-	-	-	-

	57,982	-	-	$24.05	1/16/2014	-	-	-	-

	53,745	13,436		$27.20	2/16/2015

Brunilda Santos de Álvarez	22,771	-	-	$14.42	2/14/2012	20,342	45,973	6,213	14,041

	35,188	-	-	$16.75	3/13/2013	-	-	-	-

	34,788	-	-	$24.05	1/16/2014	-	-	-	-

(1) Mr. Carrión has not received stock option awards.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2009

The following table includes certain information with respect to the options exercised by the NEOs and the vesting of stock awards during 2009. No stock options were exercised by any of the Corporation’s NEOs during 2009.

	Option Awards		Stock Awards
	Number of Shares
	Acquired through	Value Realized on	Number of Shares	Value Realized
Name	Exercise (#)	Exercise ($)	Acquired on Vesting (#)	on Vesting ($)(1)
Richard L. Carrión	-	-	-	-
David H. Chafey Jr.	-	-	4,332	$19,276
Jorge A. Junquera	-	-	3,177	14,136
Carlos J. Vázquez	-	-	2,807	4,435
Brunilda Santos de Álvarez	-	-	1,733	7,711

(1)  Stock price used for vesting calculation was $4.45 (closing price of the Corporation’s Common Stock on January 20, 2009 vesting date). For Carlos J. Vázquez, the stock price used was $1.58 (closing price of the Corporation’s Common Stock on February 20, 2009).

36 POPULAR, INC. 2010 PROXY STATEMENT

POST-TERMINATION COMPENSATION

The Corporation offers comprehensive retirement benefits to all eligible employees, including NEOs. These retirement benefits are summarized below.

Puerto Rico

Retirement Plan

In 2009, the Bank’s non-contributory, defined benefit retirement plan (“Retirement Plan”) was frozen with regards to all future benefit accruals after April 30, 2009. The Corporation took this action to generate significant cost savings in light of the severe economic downturn and decline in the Corporation’s financial performance. This measure continues in effect and will be reviewed periodically in light of prevailing economic conditions and the Corporation’s financial performance. The Retirement Plan had previously been closed to new hires and was frozen as of December 31, 2005 to employees who were under 30 years of age or were credited with fewer than 10 years of benefit service (approximately 60% of plan participants at the time).

The Retirement Plan’s benefit formula is based on a percentage of average final compensation and years of service. Normal retirement age under the Retirement Plan is age 65 with five years of service and, in general, benefits are paid for life in the form of a single life annuity plus supplemental death benefits, and are not reduced for Social Security or other payments received by the participants. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). The Retirement Plan is qualified in accordance with the U.S. Internal Revenue Code, which establishes limits on compensation and benefits.

Benefit restoration plans are not qualified in accordance with the U.S. Internal Revenue Code and are designed to restore benefits that would otherwise have been received by an eligible employee under the Retirement Plan but for the limitations imposed by the U.S. Internal Revenue Code. The Corporation has adopted two Benefit Restoration Plans (“Restoration Plans”), whose benefits are equal to the difference between the benefits that an eligible employee would be entitled to receive under the Retirement Plan but for such IRS limits or exclusions from compensation and the benefits actually received under the Retirement Plan. The Restoration Plans do not offer credit for years of service not actually worked, preferential benefit formulas or accelerated vesting of pension benefits, beyond the provisions of the Retirement Plan. The restoration benefits of employees who are residents of Puerto Rico are funded through an ERISA pension trust that is tax qualified in accordance with the Puerto Rico Internal Revenue Code of 1994. In addition, the Bank contributes to an irrevocable trust to maintain a source of funds for payment of benefit restoration liabilities to all non-Puerto Rico resident participants. The aforementioned Retirement Plan freeze applies to the respective Restoration Plans as well.

Pension Benefits

The following table sets forth certain information with respect to the value of retirement payments under the Corporation’s retirement plans.

			Present Value of
		Number of Years of	Accumulated	Payments During Last
Name	Plan Name	Credited Service	Benefit ($)(a)	Fiscal Year ($)
Richard L. Carrión	Retirement Pension Plan	32.917	$1,161,243	-
	Benefit Restoration Plan		5,059,984	-
David H. Chafey Jr.	Retirement Pension Plan	28.667	1,123,994	-
	Benefit Restoration Plan		6,223,925	-
Jorge A. Junquera	Retirement Pension Plan	37.833	1,089,486	-
	Benefit Restoration Plan		4,305,673	-
Carlos J. Vázquez	Retirement Pension Plan	8.750	217,980	-
	Benefit Restoration Plan		576,595	-
Brunilda Santos de Álvarez	Retirement Pension Plan	23.666	543,442	-
	Benefit Restoration Plan		740,241	-

(a) Present values of pension benefits were determined using year-end SFAS 87 assumptions with the following exception: payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced. These vary for NEOs, depending on their initial employment situation. The earliest possible retirement age with unreduced benefits for Ms. Santos de Álvarez is the age of 60, while for all other NEOs the minimum age to receive retirement benefits without reductions is 55. Also, in order to receive full benefits, each NEO must continue employment until such retirement date. Effective April 30, 2009, all additional benefit accruals for eligible participants under the Retirement Plan were frozen.

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Puerto Rico Savings and Investment Plan

The Popular, Inc. Puerto Rico Savings and Investment Plan allows Puerto Rico-based employees of the Corporation and its subsidiaries who have completed 30 days of service to voluntarily elect to defer up to 70% of their total annual cash compensation on a pre-tax basis and to contribute up to 10% of their total annual cash compensation on an after-tax basis. Both contribution levels are subject to maximum contribution limits as determined by applicable laws. Prior to April 2009, the Corporation matched 100% of the first three percent of total cash compensation contributed on a pre-tax basis by the participant, plus 50% of the next two percent contributed. Employees become vested in the company match 20% per year during the first five years of service. The Corporation suspended its matching contributions to the Puerto Rico Savings and Investment Plan as part of the actions taken in 2009 to control costs during the economic crisis. This measure continues in effect and will be reviewed periodically in light of prevailing economic conditions and the Corporation’s financial performance.

Puerto Rico Nonqualified Deferred Compensation Plan

The Popular, Inc. Puerto Rico Nonqualified Deferred Compensation Plan allows certain employees of Popular and its affiliates to defer receipt of a portion of their compensation in excess of the amounts allowed to be deferred under the Popular, Inc. Puerto Rico Savings and Investment Plan. The Plan is an unfunded plan of deferred compensation for a select group of management or highly compensated employees intended to be exempt from the provisions of Parts 2, 3 and 4 Title I, Subtitle B of ERISA. The Plan is not intended to be a tax qualified retirement plan under Section 1165 of the Puerto Rico Internal Revenue Code of 1994.

A participant may defer up to 80% of his or her total annual cash compensation under the plan. Benefits are normally distributed upon termination of employment, death or disability. Mr. Vázquez currently participates in this plan.

The following table shows non-qualified deferred compensation activity and balances related to plans in which certain NEOs participate:

	Executive	Registrant	Aggregate	Aggregate
	Contribution	Contribution	Earnings	Withdrawals/	Aggregate Balance
Name	In Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Carlos J. Vázquez	$7,897	-	$2,921	-	$12,601

United States

Retirement Plan of Banco Popular North America

Effective December 31, 2007, the Corporation terminated its non-contributory, defined benefit retirement plan, which covered substantially all salaried employees of Banco Popular North America hired before June 30, 2004. These actions were also applicable to the related benefit restoration plan.

USA Savings and Investment Plan

All regular U.S.-based employees of the Corporation’s subsidiaries are eligible to participate in a 401(k) plan upon completion of 30 days of service. Participants may defer up to the maximum amount permitted by applicable tax laws. Prior to April 2009, the Corporation matched 100% of employee pre-tax contributions up to four percent of the participant’s annual compensation. The Corporation suspended its matching contributions to the United States 401(k) plan as part of the actions taken in 2009 to control costs during the economic crisis. This measure continues in effect and will be reviewed periodically in light of prevailing economic conditions and the Corporation’s financial performance.

Employment and Change-in-Control Agreements

The Corporation does not have employment agreements or change-in-control agreements with its CEO and other NEOs. Nevertheless, the Corporation’s 2004 Omnibus Plan provides that in the event of a change of control of the Corporation, all outstanding options and stock appreciation rights become fully exercisable, and restrictions on outstanding restricted stock and restricted units lapse. In addition, under the Plan outstanding long-term performance unit awards and performance share awards are to be paid in full at target within 30 days of the change of control. Participants may opt to

38 POPULAR, INC. 2010 PROXY STATEMENT

receive such payments in cash. The Compensation Committee may, in its discretion, provide for cancellation of each option, stock appreciation right, restricted stock and restricted stock unit in exchange for a cash payment per share based upon the change of control price, which is the highest share price offered in conjunction with any transaction resulting in a change of control (or, if there is no such price, the highest trading price during the 30 days preceding the change of control event). However, no acceleration of vesting or exercisability, cancellation, cash payment or other settlement occurs with respect to any option, stock appreciation rights, restricted stock, restricted unit, long-term performance unit award or performance share award if the Compensation Committee reasonably determines in good faith prior to the change of control that such awards will be honored or assumed or if equitable replacement awards will be made by a successor employer immediately following the change of control and that such awards will vest and payments will be made if a participant is involuntarily terminated without cause.

For purposes of the 2004 Omnibus Plan, “change of control” occurs in general if: (i) any “person” (within the meaning of Section 3(a)(9) of the 1934 Act and excluding the Corporation, its subsidiaries or any employee benefit plan sponsored or maintained by the Corporation or its subsidiaries) acquires direct or indirect ownership of 50% or more of the combined voting power of the then outstanding securities of the Corporation as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (ii) the stockholders of the Corporation approve (a) any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation (other than a merger of the Corporation in which the holders of Common Stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation to an entity which is not a wholly-owned subsidiary of the Corporation.

Notwithstanding the foregoing, while Popular is a CPP participant, it is subject to certain limitations on the payments and benefits that may be accorded to NEOs in the event of a change of control.

Payments Made Upon Termination of Employment

General

Regardless of the circumstances pursuant to which NEOs terminate their employment with the Corporation, they are entitled to receive certain amounts earned during their employment. Such amounts include:

•	Amounts contributed to the Corporation’s Savings and Investment Plan, including the vested portion of the employer-sourced funds.

•	Benefits accumulated under the Retirement Plan, including retiree medical and the Retirement Restoration Plan.

•	Awards under the Senior Executive Long-Term Incentive Plan granted in years 1997-1999 in the form of deferred stock.

•	Any balances in the non-qualified deferred compensation plans.

The following additional payments may be made if the termination is due to retirement:

•	Non-equity compensation awards earned for the time worked.

•	All restricted stock and stock options become fully vested at the time of retirement. Retirement is defined as termination of employment on or after attaining age 55 and completing 10 years of service except when termination is for cause.

•	For performance shares, based on the Corporation’s results during the performance cycle, a payment will be made at the end of the performance cycle.

If termination is due to resignation:

•	Vested stock options under the 2001 Stock Option Plan can be exercised for a period of six months after termination of employment. However, stock options, restricted stock and performance shares granted under the 2004 Omnibus Incentive Plan are forfeited upon termination of employment.

39 POPULAR, INC. 2010 PROXY STATEMENT

If termination is without cause:

•	Vested stock options under the 2001 Stock Option Plan can be exercised for a period of six months after termination of employment. Stock options granted under the 2004 Omnibus Incentive Plan may be exercised at any time prior to the expiration of the term of the option or the 90th day following termination of employment, whichever period is shorter.

•	Restricted stock will be pro-rated for the period of active service in the applicable vesting period. Performance shares will be pro-rated for the period of active service in the applicable performance cycle, calculated as if the target number of performance shares had been earned.

Notwithstanding the above, while Popular is a participant in the CPP, the NEOs are subject to the standards for compensation established under the Interim Final Rule promulgated pursuant to the EESA, as amended by ARRA, which prohibits certain payments and benefits, such as accelerated vesting on termination of employment without cause, retirement or due to a change in control.

The following table details the compensation that each NEO would receive upon termination of employment.

Post-Termination Compensation Table as of December 31, 2009

	Non-Equity
	Cash Incentive($)(a)		Restricted Stock($)(b)			Performance Shares ($)(c)
	Retirement,		Retirement,
	Death,	Resignation,	Death,				Death,
	Disability or	Termination	Disability or	Resignation or	Termination		Disability or	Resignation or	Termination
	Change in	With Cause or	Change in	Termination	Without		Change in	Termination	Without
Name	Control	Without Cause	Control	With Cause	Cause	Retirement	Control	With Cause	Cause
Richard L. Carrión	-	-	$293,793	-	$293,793	$70,837	$141,675	-	$94,450
David H. Chafey Jr.	-	-	114,930	-	114,930	33,312	66,625	-	44,416
Jorge A. Junquera	-	-	84,283	-	84,283	25,744	51,485	-	34,323
Carlos J. Vázquez	-	-	26,284	-	18,282	24,566	49,130	-	32,754
Brunilda Santos de Álvarez	-	-	45,973	-	28,014	14,041	28,083	-	18,722

		Long Term
		Incentive ($)(e)		Defined Contribution
		Retirement, Death,	Retirement Plan (Pension) and	($)Plan(g)	Non-qualified Plans ($)(h)
	Stock Options ($)(d)	Disability,	Retirement Restoration Plan ($)(f)	Retirement, Death,	Retirement, Death,
	Retirement, Death,	Change in Control,		Disability,	Disability,
	Disability, Change in	Resignation,		Change in Control,	Change in Control,
	Control, Resignation,	Termination With	Retirement, Death, Disability,	Resignation,	Resignation,
	Termination	Cause	Change in Control, Resignation,	Termination	Termination
	With Cause	or Without	Termination With Cause	With Cause or	With Cause or
Name	or Without Cause	Cause	or Without Cause	Without Cause	Without Cause

Richard L. Carrión	-	$52,949	$6,221,227	$187,507	-

David H. Chafey Jr.	-	32,936	7,347,919	155,693	-

Jorge A. Junquera	-	33,191	5,395,159	170,391	-

Carlos J. Vázquez	-	-	794,575	68,935	$12,601

Brunilda Santos de Álvarez	-	-	1,283,683	35,291	-

(a) Non-equity cash award was not paid to NEOs for 2009 performance related to the short-term incentive. As previously mentioned, in accordance with CPP restrictions the NEOs are only eligible for base salary and restricted stock.

(b) All restricted stock would vest immediately upon termination of employment due to retirement, death, disability or change in control. These calculations use the closing price of the Popular, Inc. Common Stock as of December 31, 2009 ($2.26).

All unvested restricted stock would be forfeited upon resignation or termination with cause. In the event of termination without cause, all unvested restricted stock will be vested on a pro-rata basis for the period of active service in the applicable vesting period.

(c) The performance shares award is based on the Corporation’s three-year average return on equity during the performance cycle. The award is paid at the end of the performance cycle.

•	In the event of termination of employment due to death, disability or change in control, the award is based on the achievement of target performance goals.

40 POPULAR, INC. 2010 PROXY STATEMENT

•	In the event of termination of employment due to retirement, the award is based on the Corporation’s average return on equity during the corresponding three-year performance cycle. The award shown in this table is based on the achievement of threshold performance goals.

•	Upon termination of employment without cause, the performance shares award will be pro-rated for the period of active service in the applicable performance cycle calculated as if the target number of performance shares had been earned.

•	Any unearned award opportunity will be forfeited upon termination of employment due to cause or resignation.

(d) All unvested stock options would vest immediately if the NEO’s employment is terminated due to retirement, death, disability or change in control. These figures include the unvested options in-the-money as of December 31, 2009, and the dollar value is the gain the executives would receive if they exercised all these options on December 31, 2009 using the strike price of each option award.

All vested and unvested stock options would be forfeited as of the date of termination of employment, if termination is with cause. In the event of termination without cause, all vested stock options may be exercised prior to the expiration of the options or the 90th day following termination of employment, whichever period is shorter.

All unvested stock options would be forfeited upon termination of employment without cause.

(e) The Senior Executive Long-Term Incentive Plan was a performance-based plan with a three-year performance period. Awards were made under the plan in 1997, 1998 and 1999 based on the Corporation’s performance during the respective preceding three-year performance periods. The plan had financial targets such as return on equity and stock appreciation. The plan gave NEOs the choice of receiving the incentive in cash or Common Stock. If they chose Common Stock, the compensation was deferred in the form of Common Stock until termination of employment. These are dollar values using the number of shares awarded at the time, the dividends (in shares) received multiplied by the closing price of Common Stock on December 31, 2009 ($2.26).

(f) This is the present value of the immediate benefit for those NEOs who already qualify for such benefit. These calculations use the same assumptions as the Pension Benefits table.

(g) The defined contribution is the balance as of December 31, 2009 for each NEO. It includes the NEO’s contributions and the employer match. It also includes, where applicable, the amount accumulated in the Deferred Profit Sharing Plan. The Deferred Profit Sharing Plan was frozen on December 31, 2005 and balances were subsequently transferred to the NEOs’ respective Savings and Investment Plan accounts.

(h) For Mr. Vázquez, payment includes the balance under the Popular, Inc. Puerto Rico Nonqualified Deferred Compensation Plan.

* * *

41 POPULAR, INC. 2010 PROXY STATEMENT

PROPOSAL 6: ADJOURNMENT OR POSTPONEMENT OF THE MEETING

The Board is requesting that the stockholders approve the adjournment of the Meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies, in the event that there are not sufficient votes at the time of the Meeting to adopt Proposal 2, which relates to the amendment of the Corporation’s Restated Certificate of Incorporation to eliminate the provision that the authorized capital stock of the Corporation may be increased or decreased by the affirmative vote of the majority of stockholders entitled to vote, or Proposal 3, which relates to the amendment of the Corporation’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 700,000,000 to 1,700,000,000.

If our stockholders approve the adjournment proposal, the Meeting could be adjourned and management could use the additional time to solicit proxies in favor of the adoption of Proposal 2 or Proposal 3, including the solicitation of proxies from stockholders that have previously voted against either Proposal. Among other things, approval of Proposal 2 or Proposal 3 could mean that, even if proxies representing a sufficient number of votes against Proposal 2 or Proposal 3 have been received, the Corporation could adjourn the Meeting without a vote on either Proposal 2 or Proposal 3 and seek to convince the stockholders entitled to vote thereon to change their votes to votes in favor of the adoption of Proposal 2 or Proposal 3.

The Board recommends a vote “FOR” the proposal to approve the adjournment of the Meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Meeting to approve Proposal 2 or Proposal 3.

* * *

PROPOSALS OF STOCKHOLDERS TO BE PRESENTED AT THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Stockholder requests to have a proposal included in the Corporation’s Proxy Statement should be directed to the attention of the Corporation’s Chief Legal Officer at the address of the Corporation set forth on the cover page of this Proxy Statement. The deadline for submission of a proposal for inclusion in the Corporation’s proxy statement for the 2011 annual meeting of stockholders is November 16, 2010. Subject to the immediately preceding sentence, under the Corporation’s Amended and Restated By-Laws, if a stockholder wishes to submit a matter for consideration at the 2011 annual meeting of stockholders (including any stockholder proposal or director nomination), but which will not be included in the proxy statement for such meeting, a stockholder must submit such matter in writing to the Corporate Secretary at the Corporation’s principal executive offices, 209 Muñoz Rivera Ave., San Juan, Puerto Rico, 00918, not more than 180 days nor less than 90 days in advance of the anniversary date of the preceding year’s annual meeting. In the case of a special meeting or in the event that the date of the 2011 annual meeting of stockholders is more than 30 days before the anniversary date, notice by a stockholder must be delivered not earlier than the 15th day following the day on which notice is mailed, or a public announcement is first made by the Corporation of the date of such meeting, whichever occurs first. Stockholders may obtain a copy of the Corporation’s Amended and Restated By-laws by writing to the Corporate Secretary at the address set forth above.

The above Notice of Meeting and Proxy Statement are sent by order if the Board of Directors of Popular, Inc.

In San Juan, Puerto Rico, March      , 2010.

RICHARD L. CARRIÓN	SAMUEL T. CÉSPEDES
Chairman of the Board, and Chief Executive Officer	Secretary

YOU MAY REQUEST A COPY, FREE OF CHARGE, OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 AS FILED WITH THE SEC THROUGH OUR WEBSITE, www.popular.com, OR BY CALLING (787) 765-9800 OR WRITING TO MS. ILEANA GONZÁLEZ, SENIOR VICE PRESIDENT, POPULAR, INC., P.O. BOX 362708, SAN JUAN, PR 00936-2708.

42 POPULAR, INC. 2010 PROXY STATEMENT

ANNEX A

PROPOSED AMENDMENTS TO ARTICLE FIFTH OF THE RESTATED CERTIFICATE OF INCORPORATION

RESOLVED, that Article Fifth of the Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended in its entirety to read as follows:

“FIFTH: The minimum amount of capital with which the Corporation shall commence business shall be $1,000.00.

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue, upon resolutions approved by the Board of Directors from time to time, is one billion seven hundred thirty million shares (1,730,000,000), of which one billion seven hundred million shares (1,700,000,000) shall be shares of Common Stock of the par value of $0.01, per share (hereinafter called “Common Stock”), and thirty million (30,000,000) shall be shares of Preferred Stock without par value (hereinafter called “Preferred Stock”).

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

(1)       The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as are not otherwise expressed in this Certificate of Incorporation or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(a)  the designation of such series;

(b)  the purchase price that the Corporation shall receive for each share of such series;

(c)  the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation that such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(d)  whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(e)  the terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series;

(f)  whether the shares of such series shall be convertible into or exchangeable for shares of any other class of classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(g)  the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

(h)  the restrictions and conditions, if any, upon the reissue of any additional Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

(i)  the rights of the holders of the shares of such series upon the dissolution of or upon the distribution of assets of, the Corporation, which rights may be different in the case of a voluntary dissolution than in the case of an involuntary dissolution.

(2)       Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

(3)       Pursuant to the authority conferred by this Article FIFTH, the Board of Directors or a duly appointed committee thereof, has created the following series of Preferred Stock, with the number of shares included in each such series, and the designation, powers, preferences and rights, qualifications, limitations or restrictions thereof fixed as stated and expressed with respect to each such series in the respective appendix attached hereto and incorporated herein by reference and made a part of this Restated Certificate of Incorporation for all purposes:

Annex A	6.375% Non-cumulative Monthly Income Preferred Stock, Series A
Annex B	8.25% Non-cumulative Monthly Income Preferred Stock, Series B”

RESOLVED FURTHER, that the proper officers of the Corporation be, and hereby are, authorized and directed to take all actions, execute all instruments, and make all payments that are necessary or desirable, at their discretion, to make effective the foregoing amendment to the Restated Certificate of Incorporation of the Corporation, including without limitation on filing a certificate of such amendment with the Secretary of State of the Commonwealth of Puerto Rico.

43 POPULAR, INC. 2010 PROXY STATEMENT